Exhibit 10.3

B. Riley Financial, Inc.
(Offeree Name)

Vintage Rodeo, L.P.

A Limited Partnership Formed to Invest Initially in a Single Company

SUBSCRIPTION PACKAGE

FOR

OFFERING OF LIMITED PARTNERSHIP INTERESTS

Minimum Offering of $540,000,000

For information please contact:

Brian R. Kahn

Vintage Rodeo GP, LLC

4705 S. Apopka Vineland Rd.

Suite 206

Orlando, Florida 32819

Tel: (407) 876-0279

Fax: (208) 728-8007

BKahn@vintcap.com

CONTENTS AND INSTRUCTIONS

If you have carefully reviewed all requested information and you have determined that you would like to invest in the Partnership, please proceed according to the following instructions:

1.	Subscription Agreement and Questionnaire. Please read the attached Subscription Agreement and Questionnaire carefully and follow the instructions throughout the Agreement.

2.	Partnership Agreement Signature Page. Please complete and sign the Limited Partnership Agreement signature page in this Subscription Package.

3.	U.S. IRS Form W-9 or W-8, as applicable. Please complete and return the applicable tax form.

4.	Delivery of Subscription Documents. After you have completed and signed the attached, please return the original Subscription Package to:

Vintage Rodeo GP, LLC

4705 S. Apopka Vineland Rd.

Suite 206

Orlando, Florida 32819

Tel: (407) 876-0279

Fax: (208) 728-8007

BKahn@vintcap.com

5.	Subscription Payment Instructions. Payment of your full subscribed amount will be due upon notice that your subscription has been accepted and that the conditions of the offering have been satisfied.

[THIS PAGE INTENTIONALLY LEFT BLANK]

ALL INFORMATION IN THIS AGREEMENT WILL BE TREATED CONFIDENTIALLY. HOWEVER, IT IS UNDERSTOOD THAT THIS AGREEMENT MAY BE PRESENTED TO APPROPRIATE PARTIES TO ESTABLISH THAT THE OFFERING IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, MEETS THE REQUIREMENTS OF APPLICABLE STATE SECURITIES LAWS, OR AS OTHERWISE REQUIRED BY REGULATORY AUTHORITIES.

Vintage Rodeo, L.P.

SUBSCRIPTION AGREEMENT AND QUESTIONNAIRE

Vintage Rodeo GP, LLC

4705 S. Apopka Vineland Rd.

Suite 206

Orlando, Florida 32819

Ladies and Gentlemen:

Vintage Rodeo GP, LLC, as the general partner (the “General Partner”) of Vintage Rodeo, L.P. (the “Partnership”), agrees and has informed the undersigned (“Subscriber”) that:

●	the Partnership is a Delaware limited partnership organized to invest initially in a single company (the “Target Company”) as separately disclosed to Subscriber;

●	the Partnership will operate in accordance with its Limited Partnership Agreement among the General Partner and the Partnership’s limited partners (“Limited Partners”) substantially in the form attached as Appendix A (as amended and in its final form, the “Partnership Agreement”) to this Subscription Agreement and Questionnaire (this “Agreement”);

●	Vintage Capital Management, LLC (the “Manager”), the General Partner’s affiliate, serves as the investment manager of the Partnership;

●	the Partnership is offering its limited partnership interests (“Interests”) in an aggregate amount up to $540,000,000, provided that no sale of Interests will occur and the General Partner shall not call for payments of Contribution Amounts (as defined below) until the following conditions (the “Offering Conditions”) have been satisfied:

Condition 1: The execution and delivery of the Agreement and Plan of Merger (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), in substantially the form previously provided to Subscriber, by and among Vintage Rodeo Parent, LLC, a Delaware limited liability company (“Parent”), Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Target Company;

Condition 2: The General Partner has accepted aggregate subscriptions payable in cash for at least $440,000,000 of Interests by the termination date specified in the Merger Agreement (initially 6 months with 2 potential 3-month extensions, the “Offering Termination Date”), provided that the minimum cash Offering amount may be reduced to the extent a lesser cash amount is required pursuant to the Guarantee (as defined below);

Condition 3: The execution and delivery by the Partnership to the Target Company of the Equity Commitment Letter (as defined in the Merger Agreement) and the execution and delivery by the General Partner to the Target Company of a limited guarantee (the “Guarantee”) of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement), in form and substance acceptable to the Target Company;

Condition 4: The satisfaction, or waiver by Parent and Merger Sub, of all of the Offer Conditions (as defined in the Merger Agreement) contemplated by the Merger Agreement as of the expiration of the Offer (as defined in the Merger Agreement) in accordance with its terms, and (b) the substantially contemporaneous consummation of the acquisition of the shares of Common Stock validly tendered and not withdrawn in accordance with the terms of the Merger Agreement, to contribute to Parent, at or prior to the Closing (as defined in the Merger Agreement) in accordance with the terms and subject to the conditions set forth in the Guarantee; and

Condition 5: Prior to the Offer Acceptance Time (as defined in the Merger Agreement) and subject to the occurrence of the Offer Acceptance Time (the “Contribution Date”), all of the holders of issued and outstanding equity interests (“Buddy’s Interests”) of Buddy’s Newco, LLC, a Delaware limited liability company (“Buddy’s”), shall have transferred and conveyed to the Partnership all of their Buddy’s Interests such that the Partnership shall be the sole owner of the Buddy’s business in exchange for an aggregate of $100,000,000 of Interests (the “Buddy’s Contribution”);

●	although the Offering is conditioned on a minimum amount of cash proceeds of $440,000,000, each subscriber understands and agrees that a substantial portion of the minimum cash Offering is subject to resale, and no subscriber may rely on sale of the minimum Offering amount as validation of their investment decision; and

●	the Partnership shall use the cash proceeds of the Offering and the Buddy’s Contribution to acquire all of the equity interest in Parent as contemplated by the Merger Agreement and the Guarantee.

Instructions for completing this Agreement are included in blocks where appropriate. Please follow these instructions carefully -- this Agreement must be completed fully and accurately before a subscription to purchase Interests may be accepted.

1.       Subscription. Subject to the terms and conditions hereof, Subscriber hereby irrevocably subscribes to purchase Interests in the amount indicated on the signature page of this Agreement (the “Contribution Amount”). Subscriber hereby tenders this Agreement to the Partnership together with duly executed signature page to the Partnership Agreement (“Signature Page”). Subscriber shall pay the full Contribution Amount promptly after the General Partner certifies that the Offering Conditions have been satisfied and that the Partnership has accepted Subscriber’s subscription according to payment instructions provided by the General Partner. Any interest earned pending the issuance of Interests or return of the Contribution Amount shall accrue to the Partnership Capitalized terms used herein and not otherwise defined shall have the meanings provided for in the Partnership Agreement.

2.       Acknowledgments and Agreements of Subscriber. Subscriber hereby acknowledges and agrees for the benefit of the Partnership, the General Partner, the Manager, those persons who directly or indirectly control, are under common control or are controlled by any of them, and their respective agents, attorneys, partners, members, officers, directors and employees (collectively, “Affiliates”), as follows:

(a)       The issuance of Interests will not be registered under the federal Securities Act of 1933, as amended (“Securities Act”), or qualified under the securities laws of any state that would require registration or qualification absent an exemption, in reliance upon exemptions from registration and qualification contained in the Securities Act and those laws, and the Partnership’s reliance upon such exemptions is based in part upon the undersigned’s representations, warranties and agreements contained in this Agreement.

(b)       This subscription may be accepted or rejected in whole or in part in the absolute discretion of the General Partner of the Partnership.

(c)       This subscription is and shall be irrevocable, except that Subscriber shall have no obligation hereunder in the event that this subscription is not accepted, the Merger Agreement has not been executed and delivered by June 30, 2018, the Merger Agreement is terminated after execution and delivery but before satisfaction of the Offering Conditions, if the Offering Conditions have not been satisfied by the Offering Termination Date or if the offering of Interests is terminated by the General Partner for any reason.

(d)       The following legend, in substance, will appear on the Signature Page which Subscriber executes to obtain his or her interest in the Partnership and, except as separately agreed in writing, Subscriber agrees that the Partnership may refuse to permit transfer of Interests and that Interests must continue to be held in the absence of compliance with the terms of the Partnership Agreement:

The offer and sale of Interests have not been registered under the federal Securities Act of 1933, as amended (“Securities Act”), or qualified under the securities laws of any state that would require registration or qualification absent an exemption, in reliance upon exemptions from registration and qualification requirements contained in the Securities Act and those laws. Interests may not be sold, exchanged, or otherwise transferred, nor will any assignee or endorsee thereof be recognized as an owner thereof by the Partnership for any purpose, unless such transaction is registered pursuant to an effective registration statement filed under the Securities Act or counsel for the General Partner has determined that such sale, exchange or transfer is exempt from the registration requirements of the Securities Act and is either effectively registered or exempt from registration under applicable state securities laws. Further, Interests may be transferred only after compliance with the provisions of the Partnership Agreement, which may require the consent of the General Partner.

(e)       The Partnership has no prior financial or operating history, although the Manager has operated similar private investment funds for several years; Interests are a speculative investment and involve a high degree of risk of loss by Subscriber of a substantial part of the investment in the Partnership.

(f)       No federal or state agency has made any finding or determination regarding the fairness of the offering of Interests for investment, or any recommendation or endorsement of the offering of Interests.

(g)       There are substantial restrictions on the transferability of Interests and no withdrawal may be made from the Partnership. There is not and will not be a public market for Interests.

(h)       The provisions of Rule 144 under the Securities Act are not available to permit resales of Interests. It is highly unlikely that the conditions necessary to permit routine sales of Interests under Rule 144 will ever be satisfied, and the General Partner has complete discretion to prohibit any resale.

(i)       The Partnership is under no obligation to register Interests or to comply with the conditions of Rule 144 or take any other action necessary in order to make available any exemption for the sale of Interests without registration.

(j)       The tax effects that may be expected by the Partnership are not susceptible to absolute prediction, and new developments and rulings of the Internal Revenue Service, audit adjustments, court decisions or legislative changes may have an adverse effect on one or more of the tax consequences sought by the Partnership. Subscriber has consulted with Subscriber’s own legal, accounting or other tax advisers with respect to both the potential tax risks of investment in the Partnership generally and the particular federal, state and local tax risks and consequences to Subscriber of such investment based on Subscriber’s particular circumstances and will rely on such consultations or their own independent assessments rather than the Partnership, the General Partner, the Manager or any of their Affiliates.

(k)       None of the following has been represented, guaranteed, or warranted to Subscriber by the Partnership, the General Partner, the Manager, any of their Affiliates or any other person, expressly or by implication:

         (i)         The percentage of profit and/or amount of or type of consideration, profit or loss (including tax write-offs and/or tax benefits) to be realized, if any, as a result of this investment;

         (ii)         That Buddy’s will ultimately result in $100,000,000 or more of value being realized by the Partnership; or

         (iii)         That the past performance or experience of the Manager or any of its Affiliates or of Buddy’s or the Target Company in any way indicate predictable results of an investment in the Interests or of the overall Partnership venture.

(l)       The Partnership will be managed by the General Partner, the Manager and any other persons designated by the General Partner, and the success of the Partnership and the return on or loss of the undersigned’s investment in the Partnership will depend on their success in directing the Partnership’s investment strategy.

(m)       The General Partner or Manager may determine in its discretion the legal counsel, investment banking firms and other advisors and the fees payable to them by the Partnership that the Partnership will employ in pursuing their investment strategy. The General Partner and Partnership have entered into and may enter into additional side letters or other writings (“Side Letters”) with certain Limited Partners and their Affiliates which have the effect of establishing rights under, or altering or supplementing, the terms of, and shall be deemed included in, any Subscription Agreement entered into with such Limited Partner and the terms of the Partnership Agreement as applicable to such Limited Partner or its Affiliates. For example (and without limitation), such Side Letters may limit General Partner discretion, provide for participation by a Limited Partner Affiliate in General Partner or Partnership management determinations, waive or provide for participation in Management Fees or Carried Interest, and other special rights such as additional information about the Partnership (including information about portfolio investments and portfolio company operations). The parties hereto agree that any rights established, or any terms of the Partnership Agreement or of any Subscription Agreement altered or supplemented in a Side Letter with a Limited Partner shall govern solely with respect to such Limited Partner (but not any of such Limited Partner’s assignees or transferees unless so specified in such Side Letter) notwithstanding any other provision of the Partnership Agreement or this Agreement.

(n)       Subscriber acknowledges that distributions may be paid in kind. Subscriber agrees to take all actions reasonably required to facilitate any distribution in kind that Subscriber may receive, and understands that any such securities may be restricted securities subject to limitations on resale.

3.     Representations and Warranties of Subscriber. Subscriber hereby represents and warrants to and for the benefit of the Partnership, the General Partner, the Manager and their respective Affiliates as follows:

(a)       The address set forth below is Subscriber’s true and correct principal business address or principal residence, and he or it has no present intention of becoming a resident of or changing such address to any other state or jurisdiction. If Subscriber is an individual, he is over 21 years of age and is legally competent to execute this Agreement.

(b)       Subscriber has received and carefully read and is familiar with the Partnership Agreement and this Agreement, and has consulted with Subscriber’s own legal, tax and investment advisors as Subscriber deems appropriate. Subscriber may also have entered into a Non-Disclosure and Non-Circumvention Agreement (an “NDA”). Subscriber understands in particular the method of calculating the Partnership profits allocable to the General Partner, that a disproportionate share of Partnership profits and distributions may be allocated to the General Partner as a result of the Carried Interest, that those arrangements may give the General Partner and Manager an incentive to make investments that are more speculative and riskier, and the representations, warranties and agreements which Subscriber makes by signing the Partnership Agreement, this Agreement and the NDA.

(c)       Subscriber understands that the Partnership, General Partner, Manager and their Affiliates are relying on publicly available Target Company information and other information provided to them, but that none of them can warrant the accuracy or completeness of such information.

(d)       Subscriber and Subscriber’s advisers have been given the opportunity to ask questions of, and receive answers from, the Partnership concerning the terms and conditions of the offering and to obtain such information regarding Buddy’s and its valuation, the Target Company and the Partnership as they have considered necessary and appropriate to evaluate their investment in the Partnership and to verify the accuracy of all information regarding the Target Company and the Partnership otherwise provided to them. Subscriber confirms that all documents, records and books pertaining to Subscriber’s investment in the Partnership and requested by Subscriber or Subscriber’s advisers have been made available or provided.

(e)       Subscriber has at no time been solicited with respect to investment in the Partnership by a public promotional meeting, newspaper, magazine, radio or television article or advertisement, or other form of general solicitation or general advertising.

(f)       Except as separately agreed, Subscriber is purchasing an Interest for Subscriber’s own account, with Subscriber’s own funds and with the intention of holding its Interest for investment. Subscriber has no present intention of dividing or allowing others to participate in this investment or of reselling or otherwise participating, directly or indirectly, in a distribution of Interests or any beneficial interest therein.

(g)       Subscriber’s overall commitment to investments which are not readily marketable is not disproportionate to Subscriber’s net worth, and Subscriber’s investment in the Partnership will not cause such overall commitment to become excessive.

(h)       Subscriber, if an individual, has adequate means of providing for his or her current needs and possible personal and family contingencies and has no need for liquidity in this investment in the Partnership. Subscriber is financially able to bear the economic risk of this investment, including the ability to afford holding its Interest for an extended period that may extend several years and to afford a substantial or complete loss of this investment.

(i)       If Subscriber has appointed a purchaser representative, such purchaser representative has advised Subscriber regarding the merits and risks of an investment in the Partnership in general and the suitability of the investment for Subscriber in particular. Such purchaser representative has disclosed to Subscriber in writing any relationship between such purchaser representative or its Affiliates and the Partnership or its Affiliates and any compensation received or to be received as a result of such relationship.

(j)       Subscriber personally, or together with Subscriber’s duly appointed and qualified purchaser representative, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of investment in the Partnership and to protect Subscriber’s interests in connection with investment in the Partnership.

(k)       Subscriber, or Subscriber’s duly appointed and qualified purchaser representative, has evaluated the risks of investing directly in the Partnership and indirectly in the Target Company, including all publicly available Target Company information. Subscriber understands that an investment in the Partnership involves risks and conflicts of interest on the part of the Partnership, the General Partner, the Manager and their Affiliates who have other competing business interests and time commitments and has taken full cognizance of and understands such risks and conflicts of interest.

(l)       Subscriber is not relying on the Partnership, the General Partner, the Manager or any of their Affiliates or agents with respect to the legal, tax and other economic considerations involved in this investment. Subscriber has sole responsibility for determining whether the Partnership is an appropriate investment and the amount of Subscriber’s assets to allocate to its Partnership investment; none of the General Partner, the Manager or any of their Affiliates has any responsibility in that regard.

(m)       Subscriber understands and agrees that legal counsel for the General Partner, the Manager and their Affiliates has not and will not serve as counsel for or represent the interests of the Limited Partners or the Partnership in connection with the organization or business of the Partnership or any offering of Interests, and that such counsel disclaims any fiduciary or attorney-client relationship with the Limited Partners. The Partnership’s Limited Partners and the Partnership itself have not been represented by separate counsel and the Partnership will not have separate counsel as regards any matter subject to a conflict of interest between the Limited Partners or the Partnership and the General Partner, the Manager or their Affiliates in the future. Prospective Limited Partners should obtain the advice of their own counsel regarding all Partnership legal matters.

(n)       Subscriber understands and agrees that the attorneys, accountants and other persons who perform services for the Partnership often also perform services for the General Partner, the Manager and their Affiliates, and none of them represent or perform services for the Partnership’s Limited Partners individually. None of the attorneys, accountants and other persons who perform services for the Partnership, the General Partner, the Manager or their Affiliates have: (i) evaluated or endorsed in any way valuations or the investment objectives or strategies to be employed in management of the Partnership; (ii) undertaken to monitor or report on the adherence by the Partnership to the investment objectives or strategies; (iii) served as sponsors or promoters of the Partnership; (iv) confirmed the accuracy or adequacy of the information provided to Subscriber; or (iv) evaluated or endorsed the merits of investment in the Partnership.

(o)       Subscriber (or the owner of a subscribing self-directed retirement account) is an “accredited investor” because the person or entity:

Please initial each of items A. through N. below that applies:

A.	____	is an individual who at the time of investment has a net worth including assets held jointly with Subscriber’s spouse, but excluding the value of Subscriber’s primary residence, of not less than $1,000,000.

B.	____	is an individual who had individual income (exclusive of any income attributable to his or her spouse) of more than $200,000 in each of the past two years, or joint income with his or her spouse of more than $300,000 in each of those years, and reasonably expects to reach the same income level in the current year.

C.	____	is a bank as defined in Section 3(a)(2) of the Securities Act of 1933, acting in its individual or fiduciary capacity.

D.	____	is a savings and loan association as defined in Section 3(a)(5)(A) of the Securities Act of 1933, acting in its individual or fiduciary capacity.

E.	____	is an insurance company as defined in Section 2(a)(13) of the Securities Act of 1933.

F.	____	is an investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

G.	____	is a business development company as defined in Section 2(a)(48) of the 1940 Act.

H.	____	is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958.

I.	____	is an employee benefit plan within the meaning of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and one of the following applies [check one]: (a) ______ the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of ERISA, which is either a bank, insurance company or registered investment advisor, or (b) ______ Subscriber has total assets in excess of $5,000,000, or (c) ______ if a self-directed plan, Subscriber’s investment decisions are made solely by accredited investors.

J.	____	is a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940 or a broker-dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934.

K.	____	is a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

L.	_BR_	(a) has total assets in excess of $5,000,000, and (b) was not formed for the specific purpose of acquiring an Interest, and (c) is one of [check one]: ______ a charitable organization (“Foundation”) described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), or __BR__ a corporation, or ______ a Massachusetts or similar business trust, or ______ a partnership or limited liability company.

M.	____	(a) is a trust with total assets in excess of $5,000,000, and (b) was not formed for the specific purpose of acquiring an Interest, and (c) Subscriber’s purchases are directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of investment in the Partnership.

N.	____	if a corporation, partnership, business trust or limited liability company, each owner of an equity interest is an accredited investor under one of the alternatives A. through M. listed above in this Section 3(o).

In addition, check any of the following which applies to Subscriber:

_____	Subscriber is an individual that is a United States person (or a trust of such a person)

_____	Subscriber is a private fund (an entity that would be an investment company under the 1940 Act but for the exclusions from investment company status in Section 3(c)(1) or 3(c)(7) thereof)

_____	Subscriber is a state or municipal government entity (other than a governmental pension plan)

(p)       If Subscriber is a corporation, general or limited partnership, business trust or limited liability company:

(i)       Subscriber was not formed for the purpose of investing in an Interest, Interests constitutes less than forty percent of Subscriber’s assets, and Subscriber has or will have other substantial business or investments;

(ii)       The person signing on behalf of Subscriber below certifies that Subscriber has full power and authority to enter into and perform its obligations under this Agreement, and that such person’s execution and delivery of this Agreement on behalf of Subscriber has been duly authorized; and

(iii)        Subscriber is not an entity where the stockholders, partners, members or other beneficial owners of the undersigned have individual discretion as to their participation or non-participation in particular investments made by the undersigned, and one or more of such stockholders, partners, members or other beneficial owners have contributed or will contribute capital to the undersigned for the purpose of the undersigned’s purchase of an Interest.

(q)       Anti-Money Laundering Representations:

(i)       Subscriber hereby acknowledges that the Partnership seeks to comply with all applicable laws and regulations concerning money laundering and related activities. Subscriber represents that, to the best of its knowledge, the amounts it contributes to the Partnership are not and will not be directly or indirectly derived from activities that may contravene federal, state or international laws and regulations, including anti-money laundering laws and regulations. Federal regulations and Executive Orders administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) prohibit, among other things, the engagement in transactions with, and the provision of services to, certain foreign countries, territories, entities and individuals (the lists of OFAC prohibited countries, territories, persons and entities can be found at www.treas.gov/ofac). In addition, the programs administered by OFAC (the “OFAC Programs”) prohibit dealing with individuals or entities in certain countries regardless of whether such individuals or entities appear on the OFAC lists.

(ii)       Subscriber hereby represents and warrants that none of (i) Subscriber, (ii) any person controlling or controlled by Subscriber, (iii) if Subscriber is a privately held entity (including a corporation, limited liability company, trust or partnership), to the best of Subscriber knowledge after conducting customary due diligence, any person having a beneficial interest in Subscriber, or (iv) to the best of Subscriber’s knowledge after conducting due diligence, any person for whom Subscriber is acting as agent or nominee in connection with this investment, is (x) a country, territory, individual or entity named on an OFAC list, or is a person or entity prohibited under the OFAC Programs or (y) is a senior foreign political figure,1 any immediate family member2 or close associate3 of a senior foreign political figure as such terms are defined in the footnotes below.

(1) A “senior foreign political figure” is defined as a senior official in the executive, legislative, administrative, military or judicial branches of a non-U.S. government (whether elected or not), a senior official of a major non-U.S. political party, or a senior executive of a non-U.S. government-owned corporation. In addition, a “senior foreign political figure” includes any corporation, business or other entity that has been formed by, or for the benefit of, a senior foreign political figure.

(2) “Immediate family” of a senior foreign political figure typically includes the figure’s parents, siblings, spouse, children and in-laws.

(3) A “close associate” of a senior foreign political figure is a person who is widely and publicly known to maintain an unusually close relationship with the senior foreign political figure, and includes a person who is in a position to conduct substantial U.S. and non-U.S. financial transactions on behalf of the senior foreign political figure.

(iii)       If Subscriber is a non-U.S. banking institution (a “Foreign Bank”) or if Subscriber receives deposits from, makes payments on behalf of, or handles other financial transactions related to a Foreign Bank, Subscriber represents and warrants to the Partnership that (i) the Foreign Bank has a fixed address, other than solely an electronic address, in a country in which the Foreign Bank is authorized to conduct banking activities, (ii) the Foreign Bank employs one or more individuals on a full-time basis, (iii) the Foreign Bank maintains operating records related to its banking activities, (iv) the Foreign Bank is subject to inspection by the banking authority that licensed the Foreign Bank to conduct banking activities; and (v) the Foreign Bank does not provide banking services to any other Foreign Bank that does not have a physical presence in any country and that is not a regulated affiliate.

(iv)       Subscriber acknowledges that if any of the foregoing representations, warranties or covenants ceases to be true or if the General Partner no longer reasonably believes that it has satisfactory evidence as to their truth, notwithstanding any other agreement to the contrary, the General Partner may be required to freeze Subscriber’s investment in the Interest, either by prohibiting additional investments, declining or suspending distributions and/or segregating the assets constituting the investment in accordance with applicable regulations, or Subscriber’s investment may immediately be involuntarily distributed by the Partnership. In the event that the Partnership is required to take any of the foregoing actions, the Limited Partner understands and agrees that it shall have no claim against the Partnership or the General Partner, the Manager or any of their respective Affiliates, for any form of damages as a result of any of the aforementioned actions.

(v)       Subscriber understands and agrees that any distribution proceeds paid to it will be paid to the same account from which Subscriber’s investment in the Partnership was originally remitted, unless the General Partner, in its absolute discretion, agrees otherwise.

(vi)       Subscriber understands that the Partnership, the General Partner or the Manager may release confidential information about Subscriber and, if applicable, any underlying beneficial owners, to proper authorities if required by law or if the General Partner or Manager, in its absolute discretion, determines that it is in the best interests of the Partnership in light of relevant rules and regulations under the laws set forth above.

(vii)       If Subscriber is a financial institution (as defined under the Anti-Money Laundering Act), Subscriber represents that it has an appropriate anti-money laundering program that complies with all applicable laws, rules and regulations and has obtained appropriate background information regarding all of the officers, managers, directors, trustees and beneficial owners of Subscriber.

(r)       Subscriber (or the owner of a subscribing self-directed retirement account) is a “qualified purchaser” within the meaning of Section 2(a)(51) of the 1940 Act because as of the date of admission to the Partnership Subscriber or the owner of the subscribing self-directed retirement account is:

A.	____	Individual. An individual who owns not less than $5,000,000 in “Investments” (see Appendix B attached).

Please initial each of items A. through J. below that applies:

B.	____	IRA or Self-Directed Pension Plan. An IRA or a self-directed pension plan and the individual who established the IRA or the individual responsible for directing the investment of assets in the Partnership is an individual who owns not less than $5,000,000 in Investments.

C.	____	Family Company or Foundation. A corporation, partnership, trust or Foundation that (x) was not formed for the specific purpose of acquiring an interest in the Partnership, (y) owns not less than $5,000,000 in Investments, and (z) is owned directly or indirectly by or for (or a Foundation that received its contributions from) two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses or estates of such persons, or foundations or trusts established by or for the benefit of such persons.

D.	____	Trust or Foundation. A trust or Foundation that (x) was not formed for the purpose of acquiring an interest in the Partnership and (y) as to which the trustee or other person authorized to make investment decisions with respect to the trust or Foundation, and each settlor or other person who has contributed assets to the trust or Foundation, is a qualified purchaser.

E.	____	Employee Benefit Plan. An employee benefit plan that (x) owns not less than $25,000,000 in Investments and (y) does not permit its participants to decide whether and how much to invest in particular investment alternatives.

F.	____	Private Investment Partnership. A corporation, partnership or trust (an “entity”) that (w) was not formed for the specific purpose of acquiring an interest in the Partnership, (x) would be an investment company under the 1940 Act but for the exclusions from investment company status in Section 3(c)(1) or 3(c)(7) thereof, (y) owns not less than $25,000,000 in Investments, and (z) in which each pre-April 30, 1996 beneficial owner of which has consented to the treatment of the entity as a qualified purchaser.

G.	____	Entity Generally. An entity, other than a private investment fund or employee benefit plan, that (x) was not formed for the specific purpose of investing in the Partnership and (y) owns and invests on a discretionary basis, for its own account or for the accounts of qualified purchasers, $25,000,000 or more in Investments.

H.	____	Entity Composed Entirely of Qualified Purchasers. An entity, each beneficial owner of the securities of which is a qualified purchaser.

I.	_BR	Qualified Institutional Buyer. A “qualified institutional buyer” as defined in Rule 144A under the Securities Act acting for its own account, the account of another qualified institutional buyer, or the account of a qualified purchaser.

J.	____	Knowledgeable Employee. An individual who is a “knowledgeable employee” as defined in Rule 3c-5 under the 1940 Act including, but not limited to, a director, executive officer, trustee, general partner, advisory board member or an employee of the General Partner who has participated in investment activities of the Partnership or a similar entity for at least 12 months.

(s)       If Subscriber is a partnership, grantor trust, S corporation or other flow-through entity for federal tax purposes and in particular Treasury Regulation Section 1.7704-1(h)(3) regarding publicly traded partnerships, (i) Subscriber was not organized in whole in part for the purpose of investing in the Partnership or for the principal purpose of the allowing the Partnership to increase its total number of beneficial owners, and (ii) at no time will the value of the direct or indirect investments in the Partnership by Subscriber and any of its beneficial owners exceed 25% of their respective net worths.

(t)       If Subscriber is a corporation, partnership, limited liability company, trust or other entity and is not itself an employee benefit plan (an “ERISA Plan”) pursuant to Section 1003 of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or an individual retirement account or other plan to which Section 4975 of the Internal Revenue Code applies (a “4975 Plan” and, together with ERISA Plans, an “Included Retirement Plan”), either (check and complete as applicable):

☐	less than 25% of the value of each class of equity interests in Subscriber (excluding from the computation the value of any equity interests of any individual or entity, other than an Included Retirement Plan, with discretionary authority or control with respect to the assets of Subscriber) is held by Included Retirement Plans (a “Non-Plan Asset Subscriber”); or

☐	_________% (25% or more) of the value of a class of equity interests in Subscriber (excluding from the computation the value of any equity interests of any individual or entity, other than an Included Retirement Plan, with discretionary authority or control with respect to the assets of Subscriber) is currently held by Included Retirement Plans (a “Plan Asset Subscriber”);

and Subscriber shall notify the General Partner immediately if Subscriber was a Non-Plan Asset Subscriber and becomes a Plan Asset Subscriber (or vice versa) or if the percentage of Included Retirement Plan ownership indicated above changes.

(u)       If Subscriber is an insurance company investing the assets of its general account in the Partnership, no portion of Subscriber’s general account constitutes assets of an Included Retirement Plan. If Subscriber is such an entity and at any time any portion of its general account constitutes assets of an Included Retirement Plan, it shall immediately disclose to the Partnership the amount of Included Retirement Plan assets held in its general account.

(v)       If Subscriber is itself an Included Retirement Plan (check as applicable):

□ Subscriber is an ERISA Plan         OR         □ Subscriber is a 4975 Plan.

(w)       If Subscriber is an Included Retirement Plan, none of the General Partner, the Manager, the Partnership or any of their Affiliates (i) has exercised any discretionary authority or control with respect to the Included Retirement Plan’s investment in Interests, (ii) has undertaken to render individualized investment advice to the Included Retirement Plan or any of its participants based upon the Included Retirement Plan’s or any of its participant’s investment policies or strategy, overall portfolio composition or diversification, or (iii) is a party-in-interest (as defined in ERISA Section 3(14)) or a disqualified person (as defined in Internal Revenue Code Section 4975(e)(2)) with respect to the Included Retirement Plan.

4.       Indemnification. Subscriber acknowledges that certain representations made in this Agreement and its NDA are made for the purposes of inducing the Partnership and Manager to provide confidential information to Subscriber, qualifying Subscriber for investment in the Partnership, inducing a sale of securities to Subscriber by the Partnership, and inducing the attorneys, accountants, administrator and other persons retained by the Partnership, the General Partner, the Manager and their Affiliates to perform services with respect to the Partnership. Subscriber represents that all such information provided herein is true and correct in all respects. Subscriber further understands and agrees that a false representation or violation of an agreement made in this Agreement or the NDA may constitute a violation of law, and that any person who suffers damage as a result of reliance on such a false representation or agreement violation may have a claim against Subscriber for damages. Subscriber further acknowledges that he or she understands the meaning and legal consequences of the acknowledgments and agreements contained in Section 2 hereof and the representations and warranties contained in Section 3 hereof, and Subscriber hereby agrees to indemnify and hold harmless the Partnership, the General Partner, the Manager, the Limited Partners and their respective Affiliates, the administrator, attorneys, accountants and other persons retained to provide services to the Partnership, from and against any and all loss, damage, expense (including without limitation attorneys’ fees) or liability due to or arising out of breach of any agreement, representation or warranty of Subscriber contained in this Agreement or NDA or the inaccuracy of information provided by Subscriber pursuant to this Agreement.

5.       Reaffirmation. Subscriber agrees that any time that Subscriber makes an additional capital contribution to the Partnership, that each representation, warranty and agreement stated in or made pursuant to this Agreement shall be deemed to have been remade and shall be true and correct as of the date of each such additional capital contribution. The representations and warranties in this Agreement shall survive the termination of this Agreement. If in any respect such representations and warranties shall not be true and accurate, the undersigned shall give written notice of such fact to the General Partner specifying which representations and warranties are not true and accurate and the reasons therefor and shall provide the General Partner with any such further information as the General Partner may reasonably require. The General Partner may request from Subscriber from time to time such additional information as it may deem necessary in connection with this Agreement, including, without limitation, (i) to evaluate the eligibility of Subscriber to make an additional contribution, (ii) to determine the eligibility of Subscriber to hold an Interest, (iii) to enable it to determine the Partnership’s compliance with applicable regulatory requirements or tax status, and (iv) to enable it to comply with the requirements of applicable anti-money laundering rules and regulations, and Subscriber shall provide such information as may reasonably be requested.

6.       Transferability. Subscriber agrees not to transfer or assign this Agreement, or any of his or her interest herein, and further agrees that the assignment and transferability of Interests acquired pursuant hereto shall be made only in accordance with the Partnership Agreement.

7.       Representations and Warranties of the General Partner, the Partnership and the Manager.

(a)       The General Partner is a limited liability company duly established and validly existing under the laws of the State of Delaware with all requisite power and authority to enter into this Agreement and the Partnership Agreement, to carry out the provisions and conditions hereof and thereof, and to consummate the transactions contemplated hereby and thereby.

(b)       The Partnership is a limited partnership duly established and validly existing under the laws of the State of Delaware with (acting through the General Partner) all requisite partnership power and authority to conduct its business as described in the Partnership Agreement and to consummate the transactions contemplated hereby and under the Partnership Agreement.

(c)       The Manager is a limited liability company duly established and validly existing under the laws of the State of Delaware with (acting through its managing member) all requisite power and authority to enter into the investment management agreement (the “Investment Management Agreement”) with the Partnership, to carry out the provisions and conditions thereof, and to consummate the transactions contemplated thereby and by the Partnership Agreement and this Agreement.

(d)       The execution, delivery and performance by the General Partner of the Partnership Agreement and this Agreement are within the power and authority of each of the General Partner and the Partnership (acting through the General Partner), have been authorized by all necessary action on behalf of the General Partner and the Partnership, and the Partnership Agreement and this Agreement are legal, valid and binding agreements of the General Partner and the Partnership, enforceable against the General Partner and the Partnership in accordance with their terms. The execution, delivery and performance by the Manager of the Investment Management Agreement is within the power and authority of the Manager (acting through its managing member), has been authorized by all necessary action on behalf of the Manager, and the Investment Management Agreement is a legal, valid and binding agreement of the Manager, enforceable against the Manager in accordance with its terms. The Partnership Agreement and this Agreement have been duly executed by each of the General Partner and the Partnership.

(e)       The execution and delivery of the Partnership Agreement, this Agreement and the Investment Management Agreement, the consummation of the transactions contemplated thereby and hereby and the performance of the General Partner’s and the Manager’s obligations under the Partnership Agreement, this Agreement and the Investment Management Agreement will not:

(i)       result in any violation of or default under or conflict with any provision of any agreement or instrument to which the Partnership, the General Partner, the Manager, or their respective Affiliates or principals is a party or by which any of them are bound, or breach of any license, permit, franchise or regulation to which the General Partner, the Manager, its principals or the Partnership are subject;

(ii) violate any statute, regulation, law, order, writ, injunction, judgment or decree to which the Partnership, the General Partner, the Manager, or their respective Affiliates or principals are subject; or

(iii)       require the consent, approval or authorization of any court or governmental authority on the part of the Partnership, the General Partner or the Manager other than in relation to the future operation of the business of the Partnership or any tax authority in connection with any portfolio investment of the Partnership.

(f)       Upon execution and delivery to the General Partner of this Agreement by the Subscriber and acceptance thereof by the General Partner, the Subscriber will have been duly admitted as a Limited Partner of the Partnership, entitled to all the benefits, and subject to all the obligations, of a Limited Partner under the Partnership Agreement and the Delaware Partnership Act.

(g)       There is no legal action, suit, arbitration or other legal or administrative, regulatory or other governmental investigation, inquiry or proceeding pending or, to the General Partner’s knowledge, threatened by any court or governmental authority, including, without limitation, the U.S. Securities and Exchange Commission or any state securities regulatory authority, against or affecting any of the Partnership, the General Partner, the Manager, or their respective Affiliates or principals.

(h)       Each of the General Partner, the Manager, and the Partnership have all licenses, consents and authorizations necessary for the performance of their duties and exercise of their discretions under the Partnership Agreement.

(i)       None of the Partnership, the General Partner, the Manager, or their respective Affiliates is in default (nor to the General Partner’s knowledge has any event occurred which with notice, lapse of time or both, would constitute a default) with respect to any material obligation, agreement or condition of the Partnership Agreement, or any material agreement, license, permit, franchise or certificate by which it is bound or to which it is subject, nor is such Person in violation of any statute, regulation, law, order, writ, injunction, judgment or decree to which such Person is subject, which default or violation would have a material adverse effect on the business or financial condition of any of the aforementioned Persons or impair such Person’s ability to carry out its obligations or business.

8.       Termination of Agreement. If Subscriber’s subscription pursuant to this Agreement is not accepted by the Partnership for any reason this Agreement shall be null and void and of no further force and effect, and no party hereto shall have any rights against any other party hereunder or under the Partnership Agreement. This Agreement and any obligation to make further payments hereunder shall also terminate on the earliest to occur of (a) the valid termination after its execution and delivery by all parties thereto of the Merger Agreement in accordance with the terms thereof, (b) the date as of which Subscriber funds to the Partnership an amount equal to the full Contribution Amount in accordance with and in full satisfaction of its obligations under the terms hereof, or (c) circumstances arising that make the satisfaction of any Offering Condition impossible; provided, however, and it is expressly agreed, that the indemnity and hold harmless agreement of Subscriber set forth in Section 4 hereof shall survive any such termination of this Agreement.

9.       Subscription Information.

Please provide the following information.

Business	21255 Burbank Road
Address(es)
Woodland Hills, CA 91367

Principal Residence
Address

Send Mail to	____ Home	X	Office (Please Check One)

Business Telephone	(818) 884-3737		Home Telephone ( )

E-mail Address			Date of Birth: __________________

Are there any other states in which you ____ maintain a residence, ____ pay state income taxes, ____ hold a driver’s license, ____ are registered to vote?

If so, please explain:

10.      Miscellaneous.

(a)       All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, to Subscriber at his or her address set forth below and to the General Partner at the address of the Partnership.

(b)       NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT ALL THE TERMS AND PROVISIONS HEREOF SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF DELAWARE APPLICABLE TO CONTRACTS ENTERED INTO AND PERFORMED EXCLUSIVELY WITHIN SAID STATE. THE PARTIES (A) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED IN ORANGE COUNTY, FLORIDA FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS THIS AGREEMENT, (B) AGREE NOT TO COMMENCE ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF OR BASED UPON THIS SUBSCRIPTION AGREEMENT EXCEPT IN ANY STATE OR FEDERAL COURT LOCATED IN ORANGE COUNTY, FLORIDA, AND (C) HEREBY WAIVE, AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, OR OTHERWISE, IN ANY SUCH SUIT, ACTION OR PROCEEDING, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT ITS PROPERTY IS EXEMPT OR IMMUNE FROM ATTACHMENT OR EXECUTION, THAT THE SUIT, ACTION OR PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE SUIT, ACTION OR PROCEEDING IS IMPROPER OR THAT THIS SUBSCRIPTION AGREEMENT OR THE SUBJECT MATTER HEREOF MAY NOT BE ENFORCED IN OR BY SUCH COURT.

(c)       Except as provided in a separate agreement specifically referring to this Agreement, this Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only by a writing executed by all parties.

(d)       Notwithstanding any of the representations, warranties, acknowledgments or agreements made herein by the undersigned, Subscriber does not hereby, thereby or in any other manner waive any rights granted to Subscriber under Federal or state laws except as regards venue and forum for the resolution of disputes.

(e)       If any provision of this Agreement is invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such applicable law. Any provision hereof which may be held invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provisions hereof, and to this extent the provisions hereof, shall be severable.

(f)       This Agreement (i) shall be binding upon the undersigned and the heirs, legal representatives, successors, and permitted assigns of the undersigned and shall inure to the benefit of the Partnership and its successors and assigns, (ii) shall survive the acceptance of the undersigned as a Limited Partner of the Partnership, and (iii) shall, if the undersigned consists of more than one person, be the joint and several obligation of each of such person.

(g)       The headings at the beginning of the sections hereof are solely for convenience of reference and are not part of this Agreement. As used herein, each gender includes each other gender, the singular includes the plural and vice versa. All references to sections are intended to refer to sections of this Agreement, except as otherwise indicated.

IN WITNESS WHEREOF, the undersigned has executed this Subscription Agreement and Questionnaire as of the 17th day of June, 2018.

All Subscribers must complete the following:

Proposed Contribution Amount: $315,000,000_______________________________________

Subscribers that are natural persons sign below:

Exact Name(s) In Which Title Is To Be Held (Please Print)

Signature(s)

Subscribers that are entities (corporation, partnership, trust, etc.) complete and sign below:

B. Riley Financial, Inc.

Name of Entity That Will Hold Title (Please Print)

Signed:	/s/ Bryant Riley

Name:	Bryant Riley
(Please Print)

Title:	CEO

All Subscribers must have their signatures above witnessed below:

Executed in the presence of:

/s/ Thomas Kelleher

Witness Signature

Thomas Kelleher

Printed Name

If Subscriber is an IRA or self-directed pension plan, the individual who established the IRA or the individual who directed the pension plan’s investment in the Partnership, as the case may be, (i) has signed below to indicate that he or she hereby represents, warrants and agrees for himself or herself those representations and agreements set forth above, and (ii) has caused the custodian or trustee of Subscriber to execute this Agreement and the Partnership Agreement.

Name

Signature

ACCEPTED as of the17th day of June, 2018, on behalf of Vintage Rodeo, L.P.

By:	Vintage Rodeo GP, LLC, General Partner

By:	/s/ Brian R. Kahn
Brian R. Kahn, Manager

Vintage Rodeo, L.P.

Limited Partnership Agreement

Signature Page

THE OFFER AND SALE OF INTERESTS HAVE NOT BEEN REGISTERED UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE THAT WOULD REQUIRE REGISTRATION OR QUALIFICATION ABSENT AN EXEMPTION, IN RELIANCE UPON EXEMPTIONS FROM REGISTRATION AND QUALIFICATION REQUIREMENTS CONTAINED IN THE SECURITIES ACT AND THOSE LAWS. INTERESTS MAY NOT BE SOLD, EXCHANGED OR OTHERWISE TRANSFERRED, NOR WILL ANY ASSIGNEE OR ENDORSEE THEREOF BE RECOGNIZED AS AN OWNER THEREOF BY THE FUND FOR ANY PURPOSE, UNLESS SUCH TRANSACTION IS REGISTERED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT FILED UNDER THE SECURITIES ACT AND QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS OR COUNSEL FOR THE MANAGER HAS DETERMINED THAT SUCH SALE, EXCHANGE OR TRANSFER IS EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IS EITHER EFFECTIVELY QUALIFIED OR EXEMPT FROM QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS. FURTHER, INTERESTS MAY BE TRANSFERRED ONLY AFTER COMPLIANCE WITH THE PROVISIONS OF THE PARTNERSHIP AGREEMENT, WHICH REQUIRES THE CONSENT OF THE MANAGER.

The undersigned hereby executes and delivers as of the date indicated below the Limited Partnership Agreement of Vintage Rodeo, L.P. as effective May 23, 2018, and agrees to contribute to the Partnership the amount indicated subject to the terms and conditions set forth in the Subscription Agreement.

If signing for an entity investor:
$315,000,000
(Aggregate Contribution Amount)
	Name:	B. Riley Financial, Inc.

Date: June 17, 2018
	By:	/s/ Bryant Riley

Attest:	Title:	CEO
(if entity is corporation)
If signing as an individual investor:
Executed in the presence of:

Name(s):
/s/ Thomas Kelleher
Witness Signature
Signed:
Thomas Kelleher
Printed Name
Signed:
(if jointly held)

APPENDIX A

LIMITED PARTNERSHIP AGREEMENT

OF

VINTAGE RODEO, L.P.

5.2	Management Fee	9

5.3	Reimbursable Expenses	9

5.3	Reimbursable Expenses	9

5.3	Reimbursable Expenses	9

ARTICLE VI: GENERAL PARTNER		10

6.1	Management Authority	10

6.2	Limitations on Indebtedness and Guarantees	10

6.4	UBTI	10

6.5	Plan Asset Regulations	10

6.6	Ordinary Operating Expenses	10

6.7	Transfer, Withdrawal or Loans	10

6.8	Exculpation and Indemnification	11

6.9	Formation of New Fund or Business Endeavor	12

6.10	General Partner Time and Attention	12

ARTICLE VII: LIMITED PARTNERS		12

7.1	Limited Liability	12

7.2	No Participation in Management	12

7.3	Transfer of Limited Partner Interests	12

7.4	No Withdrawal or Loans	14

7.5	No Termination	14

7.6	Additional Limited Partners: Increased Capital Contributions	14

7.7	Omitted	14

7.8	Indemnification and Reimbursement for Payments on Behalf of a Partner	14

7.9	Omitted	15

7.10	§754 Election	15

ARTICLE VIII: ADDITIONAL PERMITTED TRANSFERS AND RIGHTS		15
ARTICLE IX: DURATION AND TERMINATION		22

9.1	Duration	22

9.2	Omitted	22

9.3	Early Termination of the Partnership	22

9.4	Liquidation of the Partnership	22

ARTICLE X: VALUATION OF ASSETS		24

10.1	Normal Valuation	24

10.2	Omitted	24

ARTICLE XI: BOOKS OF ACCOUNTS; MEETINGS		24

11.1	Books	24

11.2	Fiscal Year	24

11.3	Reports	24

11.4	Omitted	25

11.5	Tax Allocation	25

11.6	Partnership Representative	25

11.7	Audit Procedures	25

ARTICLE XII: CERTIFICATE OF LIMITED PARTNERSHIP; POWER OF ATTORNEY		26

12.1	Certificate of Limited Partnership	26

12.2	Power of Attorney	26

ARTICLE XIII: MISCELLANEOUS		27

13.1	Amendments	27

13.2	Successors	27

13.3	Governing Law: Severability	27

13.4	Notices	27

13.5	Legal Counsel	27

13.6	Entire Agreement	28

13.7	Miscellaneous	28

13.8	No Third Party Beneficiaries	28

LIMITED PARTNERSHIP AGREEMENT

OF

VINTAGE RODEO, L.P.

THIS LIMITED PARTNERSHIP AGREEMENT (this “Agreement”) of Vintage Rodeo, L.P. (the “Partnership”) is made as of May 23, 2018 by and between Vintage Rodeo GP, LLC, a Delaware limited liability company (the “General Partner”), and the limited partners admitted to Partnership pursuant to the terms hereof (the “Limited Partners”). The General Partner and the Limited Partners are collectively referred to herein as the “Partners”.

The parties hereto agree as follows:

ARTICLE I

GENERAL PROVISIONS

1.1       Formation. The General Partner has formed Vintage Rodeo, L.P. as a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (the “Delaware Partnership Act”). The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership with the Secretary of State of Delaware on May 2, 2018 (the date of “formation” of the Partnership) and shall continue until dissolution and termination of the Partnership in accordance with the provisions of Article IX hereof (the “Term”).

1.2       Name. The name of the Partnership is “Vintage Rodeo, L.P.” or such other name or names as the General Partner may designate from time to time. The General Partner shall promptly notify each Limited Partner in writing of any change in the Partnership’s name.

1.3       Purpose. The Partnership is organized for the principal purposes of (i) investing in a single portfolio company (the “Company”) as separately disclosed, (ii) managing and supervising such investments, and (iii) engaging in such other activities incidental or ancillary thereto as the General Partner deems necessary or advisable.

1.4       Place of Business. The Partnership shall maintain an office and principal place of business in the State of Florida, or at such other place or places within the United States as the General Partner may from time to time designate.

ARTICLE II

DEFINITIONS; DETERMINATIONS

2.1       Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below or as otherwise specified herein:

“Additional Closing” means a closing at which the Partnership accepts additional Limited Partners or additional Capital Contributions from an existing Limited Partner pursuant to Section 7.6.

“Additional Closing Date” means the date the Partnership accepts additional Limited Partners or accepts increased Capital Contributions from any Limited Partner pursuant to Section 7.6.

“Affiliate” means, when used with reference to a specified Person, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person and (ii) an officer, director, shareholder, or partner of such specified Person. As used in the definition of “Affiliate”, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. As regards the General Partner and Investment Manager, the term Affiliate shall include without limitation their respective managers and controlling members.

“Agreement” has the meaning set forth in the introductory paragraph.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Basis” with respect to any security means the Cost Basis thereof, reduced by the amount of any deficiency determined pursuant to the definition of “Realized Investment Loss.”

“Capital Account” has the meaning set forth in Section 3.2.

“Capital Contribution” with respect to each Partner means the amount of cash contributed as capital to the Partnership by such Partner as specified in their respective subscription agreement, as the same may be modified from time to time under the terms of this Agreement.

“Carried Interest” means the General Partner’s 20% interest in the Partnership’s Net Profits, Net Losses and distributions allocated to the General Partner pursuant to Sections 3.2(c)(ii)(B), 3.2(d)(i)(B) and 4.3(b).

“Cause Event” has the meaning set forth in Section 9.3.

“Certificate” has the meaning set forth in Section 12.1.

“Closing Date” means the Initial Closing Date or an Additional Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Company” means that certain company, as separately disclosed to each Limited Partner, in which the Partnership will acquire 100% of the direct and indirect equity interests.

“Cost Basis” with respect to any security means the basis thereof as determined in accordance with the Code.

“Current Income” means all interest and dividend income (including original issue discount and payment in kind income) from securities held by the Partnership.

“Delaware Partnership Act” has the meaning set forth in Section 1.1.

“Disinterested Limited Partners” means all Limited Partners other than a GP Person.

“Disinterested Limited Partner Interests” means the interests of the Disinterested Limited Partners in the profits and losses of the Partnership and the right to receive distributions of Partnership assets, and specifically excluding the corresponding interests any GP Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, the related provisions of the Code, and the respective rules and regulations promulgated thereunder, in each case as amended from time to time, and judicial rulings and interpretations thereof.

“ERISA Partner” means any Limited Partner which is (i) an employee benefit plan which is subject to the provisions of Part 4 of Subtitle B of Title I of ERISA, or (ii) an individual retirement account or annuity described in Section 408(a) or (b) of the Code and any entity the assets of which are deemed to include the assets of one or more such employee benefit plans, individual retirement accounts or-annuities, or a. nominee for, or a trust established pursuant to, one or more such employee benefit plans; individual retirement accounts or annuities, or a “governmental plan” within the meaning of Section 3(32) of ERISA.

“Excepted Limited Partner” means any Limited Partner that at the time of its admission as a Limited Partner of the Partnership is an employee of, or advisor or consultant to, the General Partner or the Investment Manager, or a family investment or charitable vehicle for any of the foregoing, or entity owned solely by any one or group of the foregoing and that is recorded as such in the books and records of the Partnership.

“Fair Value Capital Account” means, with respect to each Limited Partner, such Limited Partner’s Capital Account computed in accordance with Section 3.2, but treating each security owned by the Partnership as if, on the date as of which such computation is being made, such security had been sold at its “value” (determined in accordance with Article X) and any resulting gain or loss had been allocated to the Partners’ Capital Accounts in accordance with Section 3.2.

The date of “formation” of the Partnership has the meaning set forth in Section 1.1.

“Freely Tradable Securities” has the meaning set forth in Section 4.1(a).

“General Partner” means Vintage Rodeo GP, LLC, a Delaware limited liability company, the members of which are the Principals, in its capacity as general partner of the Partnership, and any successor general partner of the Partnership.

“GP Person” means any of the General Partner, Investment Manager, GP Members, Principals, Excepted Limited Partners, any of their respective Affiliates, or any investment vehicle or entity owned or controlled by one or more of the foregoing.

“GP Clawback” has the meaning set forth in Section 9.4(c).

“GP LLC Agreement” means the Vintage Rodeo GP, LLC Limited Liability Company Agreement dated May 2, 2018.

“GP Members” means Brian R. Kahn and Andrew M. Laurence, or one or more members admitted as such pursuant to the terms of the GP LLC Agreement.

“Indemnifying Partner” has the meaning set forth in Section 7.8(a).

“Initial Closing Date” means a date specified by the General Partner after acceptance of subscriptions for not less than $540,000,000 of Limited Partners Interests not later than termination of the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by and among Vintage Rodeo Parent, LLC, a Delaware limited liability company, Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent, and the Company.

“Investment Manager” means Vintage Capital Management, LLC, a Delaware limited liability company affiliated with the General Partner, or any other party (which shall be the General Partner, one or more of the Principals, or any other entity which is controlled by the General Partner) selected by the General Partner to act as agent of the Partnership with respect to managing the affairs of the Partnership.

“Investment Management Agreement” has the meaning set forth in Section 5.1.

“Limited Partner Contributions” means the aggregate Capital Contributions of Limited Partners, and specifically excluding any Capital Contribution of a GP Person.

“Limited Partner Interests” means the interests of the Limited Partners in the profits and losses of the Partnership and the right to receive distributions of Partnership assets, and specifically excluding the corresponding interests of the General Partner.

“Limited Partners” means the persons admitted to the Partnership and listed in the books and records of the Partnership as limited partners in their capacity as limited partners of the Partnership and each person who is admitted to the Partnership as a substitute Limited Partner pursuant to Section 7.3(b) or as an Additional Limited Partner, so long as such person continues to be a limited partner hereunder.

“Management Fee” has the meaning set forth in Section 5.2(a).

“Net Loss” for any period means the excess if any, of all the Partnership’s Realized Investment Losses, unrealized losses and Partnership Expenses for such period over all of the Partnership’s Current Income, Realized Investment Gains and unrealized gains for such period.

“Net Profit” for any period means the excess, if any, of all of the Partnership’s Current Income, Realized Investment Gains and unrealized gains for such period over all of the Partnership’s Realized Investment Losses, unrealized losses and Partnership Expenses for such period.

“Organizational Expenses” means, without limitation, all expenses, costs and liabilities incurred in connection with (i) the offering and sale of the interests in the Partnership (excluding placement agent costs and placement agent fees), (ii) the organization of the Partnership, the General Partner and subsidiaries of the Partnership, (iii) the negotiation, execution and delivery of this Agreement, the Investment Management Agreement and any related or similar documents, including, without limitation, any related legal, accounting, consulting, filing, travel, marketing, printing, office set-up and supplies, start-up costs and other out-of-pocket expenses incurred in connection with the organization and funding of the Partnership, but not including fees and expenses of placement and sales agents and (iv) any corresponding expenses set forth in (i)-(iii) above relating to any Parallel Vehicle.

“Parallel Vehicle” has the meaning set forth in Section 3.1.

“Partners” has the meaning set forth in the introductory paragraph.

“Partnership” has the meaning set forth in the introductory paragraph.

“Partnership Expenses” means all costs and expenses relating to the organization of the Partnership and General Partner and the Partnership’s activities, investments and business (to the extent not borne or reimbursed by the Company or any other entity not affiliated with the General Partner or the Investment Manager), including, without limitation, all expenses, costs and liabilities incurred in connection with (i) the offering and sale of the interests in the Partnership (excluding placement agent costs and placement agent fees), (ii) the organization of the Partnership and the General Partner, (iii) the negotiation, execution and delivery of this Agreement, the Investment Management Agreement and any related or similar documents, including, without limitation, any related legal, accounting, consulting, filing, travel, marketing, printing, office set-up and supplies, start-up costs and other out-of-pocket expenses incurred in connection with the organization and funding of the Partnership, but not including fees and expenses of placement and sales agents, (iv) all costs and expenses attributable to acquiring, holding and disposing of the Partnership’s investments and related regulatory compliance (including, without limitation, interest on money borrowed by the Partnership or the General Partner or the Investment Manager on behalf of the Partnership, investment adviser registration expenses incurred by the Investment Manager and brokerage, finders’, custodial and other fees), (v) legal, accounting, auditing, consulting and other fees and expenses (including, without limitation, expenses associated with the preparation of Partnership financial statements, tax returns and Schedule K-1s), (vi) costs, expenses and liabilities of the Partnership (including, without limitation, litigation and indemnification costs and expenses, judgments and settlements), (vii) all out-of-pocket fees and expenses incurred by the Partnership, the General Partner, the Investment Manager or the General Partner’s or Investment Manager’s respective managing members or general partners, as the case may be, officers and employees (without duplication) relating to investment and disposition opportunities for the Partnership not consummated and arising as a result of the Partnership being an Investment Manager client (including, without limitation, legal, accounting, auditing, consulting, regulatory compliance and other fees and expenses, financing commitment fees, real estate title and appraisal costs, and printing), (viii) the Management Fee, and (ix) any taxes, fees and other governmental charges levied against the Partnership, but not including (A) Organizational Expenses and (B) ordinary overhead and administrative expenses which are payable by the General Partner or the Investment Manager pursuant to Section 6.6. Notwithstanding anything herein to the contrary, no expenses incurred by the General Partner or the Investment Manager shall constitute Partnership Expenses to the extent the General Partner or the Investment Manager has received reimbursement of such amount from the Company or any other entity not affiliated with the General Partner or the Investment Manager.

“Partnership Legal Matters” has the meaning set forth in Section 13.5.

“Partnership Representative” has the meaning set forth in Section 11.6.

“Person” means an individual, corporation, partnership, joint venture, trust, unincorporated organization, association or any other legal entity.

“Plan Asset Regulations” means the U.S. Department of Labor plan asset regulations, 29 C.F.R. §2510.3-101.

“Principals” means Brian R. Kahn and Andrew M. Laurence.

“Realized Investment Gain” means the sum of (i) the excess, if any, of the proceeds from the sale of securities over the Basis of such securities and (ii) the excess, if any, of the value (as determined pursuant to Article X) of any securities distributed to the Partners over the Basis of such securities.

“Realized Investment Loss” means the sum of (i) the deficiency, if any, of the proceeds from the sale of securities as compared to the Basis of such securities, and (ii) the deficiency, if any, of the value (as determined pursuant to Article X) of any securities distributed to the Partners as compared to the Basis of such securities.

“Tax Distributions” means any distributions made to the General Partner for the payment of taxes, if any, incurred in a fiscal year equal to anticipated taxes with respect to the Carried Interest credited to the General Partner’s Capital Account for such fiscal year, after reducing such Carried Interest by any Net Losses included in the Carried Interest in prior periods but not previously utilized as an offset pursuant to this clause and which would be available to reduce the General Partner’s anticipated taxes with respect to such fiscal year assuming that the General Partner’s only income or loss for such fiscal year and each prior fiscal year was income or loss attributable to the Carried Interest. All calculations of anticipated taxes pursuant to this paragraph shall assume the highest applicable marginal federal, state and local tax rates for all of the General Partner’s Principals and former Principals, taking into account the deductibility of state and local taxes.

“Tax Exempt Partner” means any Limited Partner (or any partner or member of a Limited Partner that is a flow through entity for federal income tax purposes) which is exempt from income taxation under §501(a) of the Code.

“Term” has the meaning set forth in Section 1.1.

“Transfer” has the meaning set forth in Section 6.7.

“UBTI” means unrelated business taxable income, which means items of gross income taken into account for purposes of calculating unrelated business taxable income as defined in §512 and §514 of the Code.

“UBTI Investment” means any proposed investment in the Company that is reasonably likely to generate a material amount of UBTI from a distributive share of income allocable to the Partnership or from a disposition of such investment.

“VCOC” means “Venture Capital Operating Company” as such term is defined in the Plan Asset Regulations.

2.2       Determinations. Except as otherwise provided herein, any determination to be made by the Limited Partners under this Agreement or the Delaware Partnership Act based upon a specified proportion of the Limited Partner Interests or the Limited Partner Contributions shall be made by Disinterested Limited Partners based upon the Limited Partner Contributions of all Disinterested Limited Partners.

ARTICLE III

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNT ALLOCATIONS

3.1       Capital Contributions.

(a)       Initial Capital Contributions shall be accepted only if the stated conditions of the Partnership’s offering of Limited Partner Interests have been satisfied. Capital Contributions shall only be used (i) first to fund investments in the Company, (ii) to pay existing (or set aside for anticipated) Partnership Expenses (including Management Fees on a semi-annual basis), and (iii) to pay and/or reimburse the General Partner and/or the Principals for Organizational Expenses; provided that the Company may be directed to pay or reimburse Partnership Expenses and Organizational Expenses. Each Capital Contribution to the Partnership shall be made by means of a certified or cashier’s check or by wire transfer of immediately available funds to an account designated by the General Partner.

(b)       No additional amounts of Limited Partner Interests or other Partnership securities shall be available for subscription except as approved by the Board of the General Partner.

3.2       Capital Account Allocations. An account (a “Capital Account”) shall be established for each Partner on the books of the Partnership, and the Partners’ Capital Accounts shall be adjusted as set forth below and otherwise maintained in accordance with Treasury Regulation §1.704-1(b)(2)(iv).

(a)       A Partner’s Capital Contribution shall be credited to its Capital Account.

(b)       Omitted.

(c)       For any period in which the Partnership has a Net Profit, such Net Profit shall be credited to the Partners’ Capital Accounts in the following priority:

(i)        First, the Net Profit shall be credited 100% to the Capital Accounts of all Partners pro rata according to their respective aggregate Capital Contributions, but only to the extent that Net Losses previously have been allocated to the Partners’ Capital Accounts pursuant to subparagraph (d)(ii) and (iii) below and not offset by allocations of Net Profits under this subparagraph (i); and

(ii)       Second, after the required amount of an allocation of such Net Profit is made pursuant to subparagraphs (i) above, the remainder of such Net Profit shall be credited (A) 80% to the Capital Accounts of the Limited Partners pro rata according to their respective aggregate Capital Contributions and (B) 20% to the Capital Account of the General Partner and any Excepted Limited Partners participating in Carried Interest.

(d)       For any period in which the Partnership has a Net Loss, and subject to the allocation of pre-funded Organizational Expenses, such Net Loss shall be debited to the Partners’ Capital Accounts in the following priority:

(i)        First, the Net Loss shall be debited (A) 80% against the Capital Accounts of the Limited Partners pro rata according to their respective aggregate Capital Contributions and (B) 20% against the Capital Account of the General Partner and any Excepted Limited Partners participating in Carried Interest, but only to the extent that Net Profits previously have been allocated to the Limited Partners’ Capital Accounts pursuant to paragraph (c)(ii) above and not offset by allocations of Net Losses under this subparagraph (i);

(ii)       Second, after the required amount of an allocation of such Net Loss is made pursuant to subparagraphs (i) above, the Net Loss shall be debited 100% against the Capital Accounts of all Partners pro rata according to their respective aggregate Capital Contributions, but only to the extent that Net Profits previously have been allocated to the Partners’ Capital Accounts pursuant to paragraph (c)(i) above and not offset by allocations of Net Losses under this subparagraph (ii);

(iii)       Third, after the required amount of an allocation of such Net Loss is made pursuant to subparagraphs (i) and (ii) above, the remainder of the Net Loss shall be debited 100% against the Capital Accounts of all Partners pro rata according to their respective Capital Account balances.

(e)       Any amount distributed to a Partner shall be debited against such Partner’s Capital Account.

The General Partner shall normally adjust the Partners’ Capital Accounts on a monthly basis, but the General Partner may adjust the Capital Accounts more often if a new Partner is admitted to the Partnership pursuant to Section 7.6 or if, in the General Partner’s judgment, circumstances otherwise make it advisable to do so.

3.3       Distributions in Kind.

(a)       If any Company security is to be distributed in kind to the Partners as provided in Article IV, such security first shall be written up or down to its value (as determined pursuant to Article X hereof) as of the date of such distribution. Any Realized Investment Gain or Realized Investment Loss resulting from the application of the immediately preceding sentence (if any) shall be allocated to the Partners’ respective Capital Accounts in accordance with Section 3.2, and the value of any distributed securities (as determined pursuant to the immediately preceding sentence) shall be debited against the Partners’ respective Capital Accounts upon such distribution in accordance with Section 3.2.

(b)       The General Partner may elect to receive all or a portion of its share of any distribution in securities in kind and to distribute to each other Partner all or any portion of such distribution in the form of net proceeds from a disposition of such securities that otherwise would have been distributed to such Partner in kind. In addition, in connection with any distribution of Company securities in kind, the General Partner may, in its absolute discretion, offer each Partner the right to receive at his, her or its election all or any portion of such distribution in the form of the net proceeds from a disposition of such securities that otherwise would have been distributed to such Partner in kind; provided, that the distribution to any or all of the Limited Partners of the net proceeds of Company securities that otherwise could have been distributed to such Partners in kind, whether at the election of such Limited Partners or otherwise, shall not affect the right of the General Partner to receive its portion of such distribution in kind. Any gain or loss recognized by the Partnership upon the disposition of such securities and any expenses (including, without limitation, commissions and underwriting costs) of such disposition shall be allocated equitably among only those Partners receiving proceeds instead of securities in kind, and any Realized Investment Gain or Realized Investment Loss created by the distribution in kind shall be allocated equitably among only those Partners receiving such securities in kind. Except as set forth above, to the extent feasible, each distribution of Company securities shall be apportioned among the Partners in proportion to their respective interests in the proposed distribution, except to the extent a disproportionate distribution of such securities is necessary to avoid distributing fractional shares. For all purposes of this Agreement other than this Section 3.3(b), including, without limitation, for determining the rights of the Partners to subsequent allocations of Net Profits and Net Losses and subsequent distributions and contributions, the election of any Partner to receive proceeds pursuant to this Section 3.3(b) shall be disregarded, and any such Partner shall be treated as if it had received a distribution of securities in kind pursuant to Section 3.3(a).

ARTICLE IV

DISTRIBUTIONS

4.1       Distribution Policy.

(a)       The General Partner may in its absolute discretion (but shall not be required to) make distributions of cash, property and securities to the Partners at any time and from time to time in the manner described in this Agreement; provided, that prior to the winding-up and liquidation of the Partnership, except for distributions made pursuant to Section 9.1, in kind distributions of securities by the General Partner pursuant to this Article IV shall only include securities which the General Partner reasonably believes are (i) listed or quoted on a United States national securities exchange or quoted on a United States national automated inter-dealer quotation system, (ii) not subject to any “hold-back” or “lock-up” agreement, and (iii) eligible for sale by the distributee (assuming that the distributee is not an affiliate of the issuer of such securities) pursuant to a registration statement effective under the Securities Act of 1933, as amended, or pursuant to Rule 144(k) of the Securities Act of 1933, as amended, or any similar provision then in force (“Freely Tradable Securities”). The General Partner presently anticipates that it will distribute cash rather than securities whenever reasonably practicable.

(b)       The General Partner shall distribute Current Income other than original issue discount and payment in kind income (net of Partnership Expenses) at least quarterly; provided, however, that if at any time prior the aggregate amount distributable to all Limited Partners is greater than $15 million, the General Partner shall distribute such amount to the Limited Partners at the next month-end. Furthermore, the General Partner shall distribute the full net cash proceeds from the disposition of investments, as well as original issue discount and payment in kind income, as received in cash, promptly, but in no event later than three months after receipt thereof. For the avoidance of doubt, if the aggregate amount distributable to all Limited Partners pursuant to the preceding sentence is greater than $15 million, the General Partner shall distribute such amount to the Limited Partners no later than at the next month-end. Notwithstanding the foregoing, distributions to Limited Partners shall be subject to the availability of cash after paying Partnership Expenses and setting aside such reserves as the General Partner determines appropriate for anticipated liabilities, obligations and commitments of the Partnership.

(c)       Notwithstanding any other provision of this Agreement, the General Partner shall distribute Company securities which are Freely Tradable Securities at such time as the General Partner determines appropriate in its absolute discretion, subject to setting aside such reserves as the General Partner determines appropriate for reasonably anticipated liabilities, obligations and commitments of the Partnership.

(d)       Notwithstanding anything in this Agreement to the contrary, the General Partner may at any time elect not to receive all or any portion of any cash distribution that otherwise would be made to it with respect to its Carried Interest. Any amount which is not distributed to the General Partner due to the immediately preceding sentence shall, in the General Partner’s absolute discretion, either be retained by the Partnership on the General Partner’s behalf or distributed to the Partners (other than to the General Partner with respect to its Carried Interest) in accordance with Section 4.3. If the General Partner in its absolute discretion so elects, 100% of any or all subsequent cash distributions shall be distributed to the General Partner until the General Partner has received the amount of cash distributions it would have received had it not waived receipt of certain cash distributions pursuant to the first sentence of this Section 4.1(d).

4.2       Omitted.

4.3       Distributions and Return of Capital. Subject to Section 3.1(d), each distribution (including in-kind distributions of securities) and all distributions representing a return of capital to the Partners (i.e., a distribution other than Short-Term Investment Income and including in-kind distributions of securities representing a return of capital) shall be made to the Partners in the following priority (subject to Section 7.8):

(a)       Return of Capital. First, 100% to the Limited Partners pro rata according to their respective aggregate Capital Contributions until each Limited Partner has received an amount equal to its aggregate Capital Contributions, except that the General Partner shall be entitled to receive Tax Distributions; and

(b)       Residual Amounts. Thereafter, 20% to the General Partner and any Excepted Limited Partners participating in Carried Interest (including in such calculation Tax Distributions) and 80% to the Limited Partners pro rata according to their respective aggregate Capital Contributions.

Any Carried Interest amounts distributable to the General Partner shall be distributable to Excepted Limited Partners to the extent specified by the General Partner. For the avoidance of doubt, any Tax Distribution received by the General Partner shall be deemed an advance on distributions of Carried Interest and shall reduce future Carried Interest distributions to the General Partner until such advances are restored in full.

ARTICLE V

INVESTMENT MANAGER;

REIMBURSABLE EXPENSES

5.1       Investment Manager. The General Partner shall appoint the Investment Manager through an investment management agreement (the “Investment Management Agreement”) to manage the affairs of the Partnership and delegate such authority to such Investment Manager as the General Partner determines appropriate in its absolute discretion. The General Partner shall otherwise have the duty to manage the affairs of the Partnership during any period when there is no Investment Manager. The appointment of the Investment Manager shall not in any way relieve the General Partner of its responsibilities and authority vested pursuant to Section 6.1.

5.2       Management Fee.

(a)       Initial. Subject to Section 5.1 and paragraph (b) below, the Partnership shall pay the Investment Manager in advance, on a semiannual basis on January 1 and July 1 of each year, a fee (the “Management Fee”) equal to 1.0% of the aggregate Capital Contributions (including any Capital Contributions of any Limited Partners admitted or increased as provided in Section 7.6), as compensation for managing the affairs of the Partnership; provided that the Management Fee shall not apply to Capital Contributions of Excepted Limited Partners except to the extent specified by the General Partner.

(b)       Partial Period. Installments of the Management Fee payable for any period other than a full six month period (including the first Management Fee payment, which shall be payable on the Initial Closing Date) shall be adjusted on a pro rata basis according to the actual number of days in such period.

5.3       Reimbursable Expenses. The Partnership shall pay directly or reimburse the Investment Manager or the General Partner for Organizational Expenses in an aggregate amount not to exceed $250,000 as determined in accordance with Section 3.1(c). The General Partner shall not cause the Partnership to be liable for any placement fees payable in connection with the funding of the Partnership. The aggregate amount of all Organizational Expenses paid by the Partnership shall be taken into account in determining Net Profit and Net Loss as incurred.

5.4       Omitted.

5.5       No Liability to Partnership or Partners. Neither the Investment Manager nor any member, shareholder, partner, director, officer, employee, agent or Affiliate of the Investment Manager (nor any of their respective members, shareholders, partners, directors, officers, employees, agents or Affiliates) (each a “Potential IM Indemnitee”), shall be liable to the Partnership or any Limited Partner for any acts or omissions or any error in judgment or for any loss or damage sustained or suffered as a result of, or in the course of, the discharge of duties under this Agreement or otherwise arising in connection with this Agreement or in connection with any involvement with the Company (including serving as an officer, director, consultant or employee of the Company), unless such loss or damage is found by a court of competent jurisdiction to arise from bad faith or constitute fraud, willful misconduct or gross negligence on the part of such Potential IM Indemnitee or a violation of applicable law as to which a limitation of liability is not permitted. A Potential IM Indemnitee shall not be liable to the Partnership, any Limited Partner or any other person for the acts of any agent of the Partnership selected by the Potential IM Indemnitee, provided that such agent was selected, engaged, retained and monitored by the Potential IM Indemnitee with reasonable care.

ARTICLE VI

GENERAL PARTNER

6.1       Management Authority.

(a)       Subject to Section 5.1, the management of the Partnership shall be vested exclusively in the General Partner and the General Partner shall have full control over the business and affairs of the Partnership. The General Partner shall have the power on behalf and in the name of the Partnership and acting in its fiduciary capacity under the Delaware Partnership Act to carry out any and all of the objectives and purposes of the Partnership and to perform all acts and enter into and perform all contracts and other undertakings which the General Partner, in its absolute discretion, deems necessary or advisable or incidental thereto, including the power to acquire and dispose of any security (including marketable securities). The primary business of the General Partner shall be acting as the general partner of the Partnership and engaging in such activities incidental or ancillary thereto as the General Partner deems necessary or desirable. The General Partner will have the same fiduciary obligations to the Partnership and its limited partners as directors serving on the board of directors of a Delaware corporation would have to the corporation and its shareholders.

(b)       All matters concerning (i) the allocation and distribution of Net Profits, Net Losses, Carried Interest and the return of capital among the Partners, including the taxes thereon, and (ii) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, which have been made by the General Partner with the reasonable belief that it is acting in accordance with this Agreement shall be final and conclusive as to all the Partners.

6.2       Limitations on Indebtedness and Guarantees. The Partnership may not incur indebtedness for borrowed money or guarantee third party obligations.

6.3       [Omitted].

6.4       UBTI. The Partnership may engage in transactions which will cause Tax Exempt Partners to recognize UBTI as a result of their investment in the Partnership.

6.5       Plan Asset Regulations. The General Partner shall use reasonable best efforts to ensure that the Partnership and the General Partner are in compliance with the VCOC exception, or another exception or exemption, from “plan assets” treatment under the ERISA or the Plan Asset Regulations.

6.6       Ordinary Operating Expenses. The General Partner or the Investment Manager shall bear their own ordinary overhead and administrative expenses (including salaries, bonuses, rent and equipment expenses) incurred by them (to the extent not borne or reimbursed by the Company) in connection with (a) consummating, monitoring and disposing of the Partnership’s investments, (b) Organizational Expenses to the extent not reimbursed under Section 5.3, and (c) providing Company reports and information to the Limited Partners, but excluding any Partnership Expenses or Organizational Expenses reimbursable under Section 5.3.

6.7       Transfer, Withdrawal or Loans. The General Partner shall not sell, assign, transfer, pledge, mortgage or otherwise dispose of or encumber (each, a “Transfer”) its interest as the general partner of the Partnership and shall not borrow or withdraw any funds or securities from the Partnership, except as expressly permitted by this Agreement; provided, however, that each of the GP Members may Transfer such GP Member’s interest in the General Partner to one or more members of his immediate family and/or a trust for the benefit of the GP Member or one or more members of his immediate family, provided that such immediate family member, or the trustee of any such trust, agrees to hold the interest in the General Partner so transferred subject to the terms of the GP LLC Agreement. The General Partner shall not voluntarily withdraw from the Partnership.

6.8       Exculpation and Indemnification.

(a)       Neither the General Partner nor any member, manager, shareholder, partner, director, officer, employee, agent or Affiliate of the General Partner (nor any of their respective members, shareholders, partners, directors, officers, employees, agents or Affiliates)(each a “Potential Indemnitee”), shall be liable to the Partnership or any Limited Partner for any acts or omissions or any error in judgment or for any loss or damage sustained or suffered as a result of, or in the course of, the discharge of duties under this Agreement or otherwise arising in connection with this Agreement or in connection with any involvement with the Company (including serving as an officer, director, consultant or employee of the Company), unless such loss or damage is found by a court of competent jurisdiction to arise from bad faith or constitute fraud, willful misconduct, breach of fiduciary duty or gross negligence on the part of such Potential Indemnitee or a violation of applicable law as to which a limitation of liability is not permitted. A Potential Indemnitee shall not be liable to the Partnership, any Limited Partner or any other person for the acts of any agent of the Partnership selected by the Potential Indemnitee, provided that such agent was selected, engaged, retained and monitored by the Potential Indemnitee with reasonable care. All investment activity concerning the Partnership shall be for the account and risk of the Partnership and, except as otherwise provided herein, Potential Indemnitees shall not incur any liability or losses resulting therefrom, or any expenses related thereto.

(b)       The Partnership shall indemnify and hold harmless Potential Indemnitees against any and all costs, losses, claims, damages or liabilities, joint or several, including without limitation, attorney’s and accountant’s fees and disbursements (collectively, “Losses”), arising in connection with any actual or threatened, pending or completed investigation, action, suit, proceeding, subpoena or regulatory examination or investigation (a “Proceeding”) to which a Potential Indemnitee is responding or are or were parties or are threatened to be made parties as a result of, or in the course of, the discharge of duties under this Agreement or otherwise arising in connection with this Agreement or in connection with any involvement with the Company (including serving as an officer, director, consultant or employee of the Company), except that a Potential Indemnitee will not be indemnified for Losses (i) that are determined by a court of competent jurisdiction to be the result of such Potential Indemnitee’s bad faith or conduct that constitutes fraud, willful misconduct, gross negligence or a breach of fiduciary duty or violation of applicable law as to which indemnification is not permitted or (ii) if such Potential Indemnitee has (A) been convicted of fraud, embezzlement or a similar felony involving misappropriation of funds in connection with the business of the Partnership or the Company; or (B) materially breached the provisions of this Agreement and such breach is not cured within 30 days (or in the process of being cured within 30 days and is cured within 90 days) after receipt by such Potential Indemnitee of written notice with respect thereto from Limited Partners holding at least a majority of the Disinterested Limited Partner Interests. The indemnification provided pursuant to this Section 6.8 shall be provided out of the assets of the Partnership and no Limited Partner shall be required to contribute capital to the Partnership in excess of its aggregate Capital Contributions to indemnify any Potential Indemnitee for Losses. The Partnership may in the sole judgment of the General Partner pay the expenses incurred by a Potential Indemnitee in connection with any Proceeding in advance of the final disposition, so long as the General Partner receives an undertaking by such person to repay the full amount advanced if there is a final determination that such person did not satisfy the standards set forth above or that such person is not entitled to indemnification as provided herein for other reasons. Notwithstanding the foregoing, if a Limited Partner initiates a Proceeding against a Potential Indemnitee, (i) the Partnership shall not pay such Potential Indemnitee for indemnification expenses in such Proceeding in advance of the final disposition of such Proceeding, but shall repay such Potential Indemnitee for reasonable legal expenses and related disbursements incurred in such Proceeding upon a final disposition rendered in such Potential Indemnitee’s favor that the Potential Indemnitee has not breached the standard of care as set forth in this Section 6.8 and (ii) except as provided in the foregoing clause (i), such Potential Indemnitee shall not otherwise be entitled to indemnification or any other amounts under this Section 6.8 in connection with such Proceeding. The termination of any Proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that a Potential Indemnitee did not did not satisfy the standards set forth above. The Partnership shall use reasonable efforts to ensure that the Company for which a Potential Indemnitee serves as an officer or director (i) has adopted charter documents providing indemnification and (ii) obtains director and officer insurance, in each case in an amount deemed to be reasonable by the Partnership in the General Partner’s good faith discretion.

(c)       The Partnership’s obligation to indemnify or advance expenses pursuant to this Section 6.8 shall apply only to the extent that a person is not entitled to indemnification or advancement of expenses by the Company or other third party, and the Partnership shall have full right of subrogation and reimbursement to the extent that the Partnership indemnifies or advances expenses and such person is entitled to indemnification or advancement of expenses by the Company or other third party.

(d)       Notwithstanding any of the foregoing to the contrary, the provisions of this Section 6.8 shall not be construed so as to provide for the exculpation or indemnification of any Potential Indemnitee for any liability (including liability under Federal securities laws which, under certain circumstances, impose liability even on persons that act in good faith), to the extent (but only to the extent) that such indemnification would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Section 6.8 to the fullest extent permitted by law, and the Partnership shall not indemnify the General Partner against the costs of defending any litigation, including settlement costs with respect thereto, involving an internal dispute among the members of the General Partner.

6.9       Formation of New Fund or Business Endeavor. Each Partner’s interest in the business endeavors of the other Partners is limited to its interest in the Partnership and no Partner’s future business activities are restricted, except as expressly provided in this Agreement.

6.10     General Partner Time and Attention. From the Initial Closing Date until the Partnership’s termination, each member of the General Partner (so long as he or she continues to be a member of the General Partner) shall devote an amount of his or her business time and attention to the affairs of the Partnership as the General Partner reasonably determines is consistent with the Partnership achieving its investment objectives.

ARTICLE VII

LIMITED PARTNERS

7.1       Limited Liability. The Limited Partners shall not be personally liable for any obligations of the Partnership and shall have no obligation to make contributions to the Partnership in excess of their respective aggregate Capital Contributions specified in their Subscription Agreement, except to the extent required by this Section 7.1, Section 7.8 and the Delaware Partnership Act; provided, that a Limited Partner shall be required to return the portion of any distribution made to it in error (i.e., a distribution inconsistent with the terms of this Agreement). To the extent any Limited Partner is required by the Delaware Partnership Act to return to the Partnership any distributions made to it and does so, such Limited Partner shall have a right of contribution from each other Limited Partner similarly liable to return distributions made to it to the extent that such Limited Partner has returned a greater percentage of the total distributions made to it than the percentage of the total distributions made to such other Limited Partner and so required to be returned by it. The Partnership shall use its reasonable best efforts to preserve the limited liability status provided to the Limited Partners under the Delaware Partnership Act.

7.2       No Participation in Management. The Limited Partners (in their capacity as such) shall not participate in the control, management, direction or operation of the affairs of the Partnership and shall have no power or authority to bind the Partnership.

7.3       Transfer of Limited Partner Interests.

(a)       Except as provided in Article VIII or as expressly provided in this Section 7.3, a Limited Partner may not Transfer all or any of its interest in the Partnership (including any transfer or assignment of all or a part of its interest to a person who becomes an assignee of a beneficial interest in Partnership profits, losses and distributions even though not becoming a substitute Limited Partner) unless the General Partner has consented to such Transfer in writing, which consent shall not be unreasonably withheld with regard to an assignment by a Limited Partner of its entire beneficial interest to any person or entity constituting only one beneficial owner of the Partnership’s securities for purposes of the Investment Company Act of 1940, as amended, and only one partner of the Partnership within the meaning of Treas. Reg. §1.7704-1(h), except that (i) a Limited Partner which is a trust under an employee benefit plan may, upon prior written notice to the General Partner, assign a beneficial interest in all (but not less than all) of its interest in the Partnership to any other trust under such employee benefit plan and (ii) a Limited Partner may, upon prior written notice to the General Partner, assign a beneficial interest in all (but not less than all) of its interest in the Partnership to any one wholly-owned subsidiary (in each such case the transferor shall remain liable for all liabilities and obligations relating to the transferred beneficial interest and the transferee shall become an assignee of only a beneficial interest in Partnership profits, losses and distributions and shall not become a substitute Limited Partner except with the consent of the General Partner as provided in Section 7.3(b)). For purposes of this Section 7.3, a change in any trustee or fiduciary of a Limited Partner will not be deemed to be a Transfer of a Limited Partner Interest pursuant to this Agreement; provided, any such replacement trustee or fiduciary is also a fiduciary as defined under applicable state law and, provided, further, that income and loss allocable to the Limited Partner will continue to be included in filings under the same employer identification number with the Internal Revenue Service. Accordingly, such a change in a trustee or fiduciary may be made without the prior written consent of the General Partner, provided, that the Limited Partner agrees to provide prior written notice (or if prior written notice is not feasible, written notice as quickly as is feasible) of such change to the General Partner. No consent of any other Limited Partner shall be required as a condition precedent to any Transfer. The voting rights of any Limited Partner’s interest shall automatically terminate upon any Transfer to a trust, heir, beneficiary, guardian or conservator or upon any other Transfer if the transferor no longer retains control over such voting rights and the General Partner in its absolute discretion has not consented in writing to such transferee becoming a substitute Limited Partner. As a condition to any Transfer of a Limited Partner’s interest (including a transfer not requiring the consent of the General Partner), the transferor and the transferee shall provide such legal opinions and documentation as the General Partner shall reasonably request.

(b)       Notwithstanding anything to the contrary contained in this Section 7.3, a transferee or assignee of a Limited Partner Interest shall not become a substitute Limited Partner without executing a copy of this Agreement or an amendment hereto and any other applicable documents in form and substance satisfactory to the General Partner in its reasonable discretion. Any substitute Limited Partner admitted to the Partnership shall succeed to all rights and be subject to all the obligations of the transferring or assigning Limited Partner with respect to the interest to which such Limited Partner was substituted.

(c)       The transferor and transferee of any Limited Partner’s interest shall be jointly and severally obligated to reimburse the General Partner and the Partnership for all reasonable expenses (including attorneys’ fees and expenses) of any transfer or proposed transfer of a Limited Partner’s interest, whether or not consummated.

(d)       The transferee of any Limited Partner Interest shall be treated as having made all of the Capital Contributions made by, and received all of the distributions received by, the transferor of such interest.

(e)       Anything in this Agreement to the contrary notwithstanding, no Limited Partner shall Transfer a Partnership interest (including any transfer or assignment of an interest in Partnership profits, losses or distributions) if the Transfer would (i) unless the General Partner otherwise consents in its absolute discretion, cause the Partnership to have more than 100 beneficial owners of the Partnership’s securities for purposes of the Investment Company Act of 1940, as amended, or 100 partners within the meaning of Treas. Reg. §1.7704-1(h) or (ii) cause the Partnership to be treated as a publicly traded partnership within the meaning of Code §7704 and Treas. Reg. §1.7704-1 or (iii) in the sole judgment of the General Partner, create a material risk that the assets of the Partnership would, upon such event, be deemed to consist of “plan assets” under ERISA or the Plan Asset Regulations. Any sale, assignment, transfer, pledge, mortgage or other disposition which violates this Section 7.3(e) shall be void and the purported buyer, assignee, transferee, pledgee, mortgagee or other recipient shall have no interest in or rights to Partnership assets, profits, losses or distributions and neither the General Partner nor the Partnership shall be required to recognize any such interest or rights.

(f)        Subject to Section 7.3(e) and that all Transferees would have been qualified to subscribe under the terms of the Partnership’s initial offering of Limited Partner Interests, until 90 days after the closing of the acquisition of the Company, Limited Partners may resell their Limited Partner Interests.

7.4       No Withdrawal or Loans. Subject to the provisions of Sections 7.3, no Limited Partner may withdraw as a Partner of the Partnership, nor shall any Limited Partner be required to withdraw from the Partnership, nor may a Limited Partner borrow or withdraw any portion of its Capital Account from the Partnership.

7.5       No Termination. Neither the substitution, death, incompetency, dissolution (whether voluntary or involuntary) nor bankruptcy of a Limited Partner shall affect the existence of the Partnership, and the Partnership shall continue for the term of this Agreement until its existence is terminated as provided herein.

7.6       Additional Limited Partners: Increased Capital Contributions. The General Partner may accept Additional Limited Partners and take additional Capital Contributions from existing Limited Partners at an Additional Closing until the closing of the acquisition of the Company. Any such Additional Limited Partner shall be required to fund its proportionate share of any Management Fees, Partnership Expenses and Organizational Expenses from the date of the Partnership’s formation. Proceeds therefrom representing additional Management Fees shall be distributed to the Investment Manager or General Partner, as applicable. For purposes of this Section 7.6, a Limited Partner which makes an additional Capital Contribution shall be treated as an Additional Limited Partner with respect to the amount of its additional Capital Contribution. Upon the admittance of an Additional Limited Partner or receipt of an additional Capital Contribution, the General Partner shall modify its books and records hereto to reflect such admittance or increase.

7.7       Omitted ..

7.8       Indemnification and Reimbursement for Payments on Behalf of a Partner.

(a)       If the Partnership is obligated to pay any amount to a governmental agency or to any other person (or otherwise makes a payment) because of a Partner’s status or otherwise specifically attributable to a Partner (including, without limitation, federal withholding taxes with respect to foreign partners, state personal property taxes, state unincorporated business taxes, etc.), then, unless neither the Partnership nor such Partner would be obligated to pay such amount but for the General Partner’s breach of this Agreement, such Partner (the “Indemnifying Partner”) shall indemnify the Partnership in full for the entire amount paid (including, without limitation, any interest, penalties and expenses associated with such payment). At the option of the General Partner, the amount to be indemnified may be charged against the Capital Account of the Indemnifying Partner, and, at the option of the General Partner, either:

(i)        promptly upon notification of an obligation to indemnify the Partnership, the Indemnifying Partner shall make a cash payment to the Partnership equal to the full amount to be indemnified (and the amount paid shall be added to the Indemnifying Partner’s Capital Account but shall not be deemed to be a Capital Contribution hereunder), or

(ii)       the Partnership shall reduce subsequent distributions which would otherwise be made to the Indemnifying Partner until the Partnership has recovered the amount to be indemnified (provided that the amount of such reduction shall be deemed to have been distributed for all purposes of this Agreement, but such deemed distribution shall not further reduce the Indemnifying Partner’s Capital Account).

(b)       The General Partner shall give the Indemnifying Partner (i) the opportunity to contest (at such Indemnifying Partner’s sole expense) any withholding requirements asserted by any taxing authority, but in no way shall such Indemnifying Partner’s opportunity to contest such withholding requirements restrict the General Partner from making such payment, and (ii) 10 days’ notice before causing the Partnership to make any payments in connection with this Section 7.8, unless in each case otherwise required by applicable law, as determined in the General Partner’s absolute discretion.

(c)       A Partner’s obligation to make contributions to the Partnership under this Section 7.8 shall survive the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 7.8, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 7.8, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Base Rate plus 6% per annum (but not in excess of the highest rate per annum permitted by law).

7.9       Omitted.

7.10     §754 Election. The General Partner may, in its absolute discretion, make a Code §754 election and, upon the written request of Limited Partners holding a majority of the Limited Partner Interests, the General Partner shall, if then permitted by applicable law, make such election.

ARTICLE VIII

ADDITIONAL PERMITTED TRANSFERS AND RIGHTS

8.1       Pre-emptive Right.

(a)       Issuance of New Securities. The Partnership hereby grants to each Limited Partner that would have been qualified to subscribe under the terms of the Partnership’s initial offering of Limited Partner Interests (each, a “Pre-emptive Partner”) the right to purchase its pro rata portion of any New Securities that the Partnership may from time to time propose to issue or sell to any party.

(b)       Definition of New Securities. As used herein, “New Securities” shall mean any Interests issued in excess of the $540,000,000 of Interests initially issued or other interests or securities convertible into, exchangeable or exercisable for, or providing a right to subscribe for, purchase or acquire Interests.

(c)       Additional Issuance Notices. The Partnership shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 8.1(a) to the Pre-emptive Partners. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i)        the number and description of the New Securities proposed to be issued and the percentage of the Partnership’s Interests then outstanding on a Fully Diluted Basis (both in the aggregate and with respect to each class or series of Interests proposed to be issued) that such issuance would represent;

(ii)       the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice;

(iii)      the proposed purchase price of the New Securities; and

(iv)      if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the General Partner’s good-faith determination of the Fair Market Value thereof.

The Issuance Notice shall also be accompanied by a current copy of the Limited Partners Schedule indicating the Pre-emptive Partners’ holdings of Interests in a manner that enables each Pre-emptive Partner to calculate its Pro Rata Portion of any New Securities.

(d)       Exercise of Pre-emptive Rights. Each Pre-emptive Partner shall for a period of ten (10) days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its Pro Rata Portion of any New Securities at the respective purchase prices set forth in the Issuance Notice by delivering a written notice to the Partnership (an “Acceptance Notice”) specifying the number of New Securities it desires to purchase. The delivery of an Acceptance Notice by a Pre-emptive Partner shall be a binding and irrevocable offer by such Limited Partner to purchase the New Securities described therein. The failure of a Pre-emptive Partner to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 8.1 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(e)       Over-allotment. No later than five (5) Business Days following the expiration of the Exercise Period, the Partnership shall notify each Pre-emptive Partner in writing of the number of New Securities that each Pre-emptive Partner has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Partner exercising its rights to purchase its pro rata portion of the New Securities in full (an “Exercising Limited Partner”) shall have a right of over-allotment such that if any other Pre-emptive Partner has failed to exercise its right under this Section 8.1 to purchase its full pro rata portion of the New Securities (each, a “Non-Exercising Limited Partner”), such Exercising Limited Partner may purchase its pro rata portion of such Non-Exercising Limited Partner’s allotment by giving written notice to the Partnership within five (5) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”).

(f)        Sales to the Prospective Purchaser. Following the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period, the Partnership shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-emptive Partners declined to exercise the pre-emptive right set forth in this Section 8.1 on terms no less favorable to the Partnership than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Partnership may be reduced); provided, that: (i) such issuance or sale is closed within twenty (20) Business Days after the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period (subject to the extension of such twenty (20) Business Day period for a reasonable time not to exceed forty (40) Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Partnership has not sold such New Securities within such time period, the Partnership shall not thereafter issue or sell any New Securities without first again offering such securities to the Limited Partners in accordance with the procedures set forth in this Section 8.1.

(g)       Closing of the Issuance. The closing of any purchase by any Pre-emptive Partner shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 8.1, the Partnership shall deliver the New Securities free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Partnership shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Limited Partners and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. Each Exercising Limited Partner shall deliver to the Partnership the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

8.2       Right of First Refusal.

(a)       Offered Interests. Subject to the terms and conditions specified in this Section 8.2 and in Section 7.3, each Limited Partner, first, and the Partnership, second, shall have a right of first refusal if any other Limited Partner (the “Offering Limited Partner”) receives a bona fide offer that the Offering Limited Partner desires to accept to Transfer all or any portion of any Limited Partner Interests it owns (“Offered Interests”).

(b)       Offering; Exceptions. Each time the Offering Limited Partner receives an offer for a Transfer of any of Limited Partner Interests (other than Transfers that (i) are permitted by Section 7.3, or (ii) are made by a Tag-along Limited Partner upon the exercise of its tag-along right pursuant to 8.4 after the Partnership and Applicable ROFR Rightholders have declined to exercise their rights in full under this Section 8.2), the Offering Limited Partner shall first make an offering of the Offered Interests to the Partnership, first, and the Applicable ROFR Rightholders, second, all in accordance with the following provisions of this Section 8.2, prior to Transferring such Offered Interests to the proposed purchaser.

(c)       Offer Notice.

(i)        The Offering Limited Partner shall, within five (5) Business Days of receipt of the Transfer offer, give written notice (the “Offering Limited Partner Notice”) to the Partnership and the Applicable ROFR Rightholders stating that it has received a bona fide offer for a Transfer of its Limited Partner Interests and specifying:

(A)       the amount of Limited Partner Interests to be Transferred by the Offering Limited Partner;

(B)        the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 (sixty) days from the date of the Offering Limited Partner Notice;

(C)        the purchase price for the Limited Partner Interests (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(D)       the name of the Person who has offered to purchase such Offered Interests.

(ii)       The Offering Limited Partner Notice shall constitute the Offering Limited Partner’s offer to Transfer the Offered Interests to the Partnership and the Applicable ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Rightholder Option Period described in Section 8.2(d)(iv).

(iii)      By delivering the Offering Limited Partner Notice, the Offering Limited Partner represents and warrants to the Partnership and each Applicable ROFR Rightholder that:

(A)       the Offering Limited Partner has full right, title and interest in and to the Offered Interests;

(B)        the Offering Limited Partner has all the necessary power and authority and has taken all necessary action to Transfer such Offered Interests as contemplated by this Section 8.2; and

(C)        the Offered Interests are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d)       Exercise of Right of First Refusal.

(i)        Upon receipt of the Offering Limited Partner Notice, the Partnership and each Applicable ROFR Rightholder shall have the right to purchase the Applicable Offered Interests in the following order of priority: first, the Applicable ROFR Rightholders shall have the right to purchase the Applicable Offered Interests, in accordance with the procedures set forth in Section 8.2(d)(iv), and thereafter, to the extent the Applicable ROFR Rightholders do not exercise their right in full. Notwithstanding the foregoing, the Partnership and the Applicable ROFR Rightholders may only exercise their right to purchase the Offered Interests if, after giving effect to all elections made under this Section 8.2(d), no less than all of the Offered Interests will be purchased by the Partnership and/or the Applicable ROFR Rightholders.

(ii)       The initial right of the Partnership to purchase any Offered Interests shall be exercisable with the delivery of a written notice (the “Company ROFR Exercise Notice”) by the Partnership to the Offering Limited Partner and the Applicable ROFR Rightholders within ten (10) days of receipt of the Offering Limited Partner Notice (the “Company Option Period”), stating the number (including where such number is zero) and type of Offered Interests the Partnership elects irrevocably to purchase on the terms and respective purchase prices set forth in the Offering Limited Partner Notice. The Partnership ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Partnership.

(iii)      If the Applicable ROFR Rightholders shall have indicated an intent to purchase any less than all of the Offered Interests, the Partnership shall have the right to purchase the remaining Applicable Offered Interests not selected by the Applicable ROFR Rightholders. For a period of fifteen (15) days following the receipt of a Company ROFR Exercise Notice in which the Partnership has elected to purchase less than all the Offered Interests (such period, the “ROFR Rightholder Option Period”), each Applicable ROFR Rightholder shall have the right to elect irrevocably to purchase all or none of its Pro Rata Portion of the remaining Applicable Offered Interests by delivering a written notice to the Partnership and the Offering Limited Partner (a “Limited Partner ROFR Exercise Notice”) specifying its desire to purchase its Pro Rata Portion of the remaining Applicable Offered Interests, on the terms and respective purchase prices set forth in the Offering Limited Partner Notice. In addition, each Applicable ROFR Rightholder shall include in its Limited Partner ROFR Exercise Notice the number of remaining Applicable Offered Interests that it wishes to purchase if any other Applicable ROFR Rightholders do not exercise their rights to purchase their entire pro rata portions of the remaining Applicable Offered Interests. Any Limited Partner ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Applicable ROFR Rightholder.

(iv)      The failure of the Partnership or any Applicable ROFR Rightholder to deliver a Company ROFR Exercise Notice or Limited Partner ROFR Exercise Notice, respectively, by the end of the Partnership Option Period or ROFR Rightholder Option Period, respectively, shall constitute a waiver of their respective rights of first refusal under this Section 8.2 with respect to the Transfer of Offered Interests, but shall not affect their respective rights with respect to any future Transfers.

(e)       Allocation of Offered Interests. Upon the expiration of the ROFR Rightholder Option Period, the Applicable Offered Interests not selected for purchase by the Partnership pursuant to Section 8.2(d)(iii) shall be allocated for purchase among the Applicable ROFR Rightholders as follows:

(i)        First, to each Applicable ROFR Rightholder having elected to purchase its entire pro rata portion of such Offered Interests, such Applicable ROFR Rightholder’s pro rata portion of such Offered Interests; and

(ii)       Second, the balance, if any, not allocated under clause (i) above (and not purchased by the Partnership pursuant to Section 8.2(d)(iii)), shall be allocated to those Applicable ROFR Rightholders who set forth in their Limited Partner ROFR Exercise Notices a number of Applicable Offered Interests that exceeded their respective pro rata portions (the “Purchasing Rightholders”), in an amount, with respect to each such Purchasing Rightholder, that is equal to the lesser of:

(A)       the number of Applicable Offered Interests that such Purchasing Rightholder elected to purchase in excess of its pro rata portion; or

(B)       the product of (x) the number of Applicable Offered Interests not allocated under clause (i) (and not purchased by the Partnership pursuant to Section 8.2(d)(iii)), multiplied by (y) a fraction, the numerator of which is the number of Applicable Offered Interests that such Purchasing Rightholder was permitted to purchase pursuant to clause (i), and the denominator of which is the aggregate number of Applicable Offered Interests that all Purchasing Rightholders were permitted to purchase pursuant to clause (i).

The process described in clause (ii) shall be repeated until no Offered Interests remain or until such time as all Purchasing Rightholders have been permitted to purchase all Applicable Offered Interests that they desire to purchase.

(f)       Consummation of Sale. In the event that the Partnership and/or the Applicable ROFR Rightholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Interests, then the Offering Limited Partner shall sell such Offered Interests to the Partnership and/or the Applicable ROFR Rightholders, and the Partnership and/or the Applicable ROFR Rightholders, as the case may be, shall purchase such Offered Interests, within sixty (60) days following the expiration of the ROFR Rightholder Option Period (which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). Each Limited Partner shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 8.2(f), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 8.2(f), the Offering Limited Partner shall deliver to the Partnership and/or the participating Applicable ROFR Rightholders certificates (if any) representing the Offered Interests to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from the Partnership and/or such Applicable ROFR Rightholders by certified or official bank check or by wire transfer of immediately available funds.

(g)       Sale to Proposed Purchaser. In the event that the Partnership and/or the Applicable ROFR Rightholders shall not have collectively elected to purchase all of the Offered Interests, then, provided the Offering Limited Partner has also complied with the provisions of 8.4, to the extent applicable, the Offering Limited Partner may Transfer all of such Offered Interests, at a price not less than specified in the Offering Limited Partner Notice and on other terms and conditions which are not materially more favorable in the aggregate to the proposed purchaser than those specified in the Offering Limited Partner Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the ROFR Rightholder Option Period. Any Offered Interests not Transferred within such 90-day period will be subject to the provisions of this Section 8.2 upon subsequent Transfer.

8.3       Omitted.

8.4       Tag-along Rights.

(a)       Participation. Subject to the terms and conditions specified in this Section 8.2, if any Limited Partner (the “Selling Partner”) proposes to Transfer any of its Limited Partner Interests to any Person (a “Proposed Transferee”), each other Limited Partner (each, a “Tag-along Limited Partner”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this 8.4.

(b)       Application of Transfer Restrictions. The provisions of this 8.4 shall only apply to Transfers in which the Partnership and Applicable ROFR Rightholders have not exercised their rights in full under Section 8.2 to purchase all of the Offered Interests.

(c)       Sale Notice. Prior to the consummation of any Transfer of Limited Partner Interests qualifying under 8.4(b), and after satisfying its obligations pursuant to Section 8.2, the Selling Partner shall deliver to the Partnership and each other Limited Partner holding Limited Partner Interests to be Transferred a written notice (a “Sale Notice”) of the proposed Tag-along Sale as soon as practicable following the expiration of the ROFR Rightholder Option Period, and in no event later than five (5) Business Days thereafter. The Sale Notice shall make reference to the Tag-along Limited Partners’ rights hereunder and shall describe in reasonable detail:

(i)        The aggregate Limited Partner Interests the Proposed Transferee has offered to purchase;

(ii)       The identity of the Proposed Transferee;

(iii)      The proposed date, time and location of the closing of the Tag-along Sale;

(iv)      The purchase price per percentage of Limited Partner Interest (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(v)       A copy of any form of agreement proposed to be executed in connection therewith.

(d)       Exercise of Tag-along Right.

(i)        The Selling Partner and each Tag-along Limited Partner timely electing to participate in the Tag-along Sale pursuant to 8.4(d)(ii) shall have the right to Transfer in the Tag-along Sale the Limited Partner Interests equal to the product of (x) the aggregate Limited Partner Interests that the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a fraction (A) the numerator of which is equal to the Limited Partner Interests on a Fully Diluted Basis then held by the applicable Limited Partner, and (B) the denominator of which is equal to the number of Limited Partner Interests on a Fully Diluted Basis then held by the Selling Partner and all of the Tag-along Limited Partners timely electing to participate in the Tag-along Sale pursuant to 8.4(d)(ii) (such amount with respect to the Limited Partner Interests the “Tag-along Portion”).

(ii)       Each Tag-along Limited Partner shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Partner a written notice (a “Tag-along Notice”) stating its election to do so and specifying the Limited Partner Interests (up to its Tag-along Portion) to be Transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”).

(iii)      The offer of each Tag-along Limited Partner set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Limited Partner shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this 8.4.

(e)       Remaining Portions.

(i)        If any Tag-along Limited Partner declines to exercise its right under 8.4(d)(i) or elects to exercise it with respect to less than its full Tag-along Portion (the “Remaining Portion”), the Selling Partner shall promptly deliver a written notice (a “Remaining Portion Notice”) to those Tag-along Limited Partners who have elected to Transfer their Tag-Along Portion in full (each, a “Fully Participating Tag-along Limited Partner”). The Selling Partner, each Fully Participating Tag-along Limited Partner (with respect to any Remaining Portion) shall be entitled to Transfer, in addition to any applicable Limited Partner Interests already being Transferred, a number of Limited Partner Interests held by it equal to the product of (x) the Remaining Portion and (y) a fraction (A) the numerator of which is equal to the percentage of Limited Partner Interests then held by the applicable Limited Partner, and (B) the denominator of which is equal to the percentage of Limited Partner Interests then held by the Selling Partner and all Fully Participating Tag-along Limited Partners.

(ii)       Each Fully Participating Tag-along Limited Partner shall exercise its right to participate in the Transfer described in 8.4(e)(i) by delivering to the Selling Partner a written notice (a “Remaining Tag-along Notice”) stating its election to do so and specifying the percentage of Limited Partner Interests (up to the amounts it may Transfer pursuant to 8.4(e)(i)), to be Transferred by it no later than five (5) Business Days after receipt of the Remaining Portion Notice.

(iii)      The offer of each Fully Participating Tag-along Limited Partner set forth in a Remaining Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Limited Partner shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this 8.4.

(f)        Waiver. Each Tag-along Limited Partner who does not deliver a Tag-along Notice in compliance with 8.4(d)(ii) shall be deemed to have waived all of such Tag-along Limited Partner’s rights to participate in the Tag-along Sale with respect to the Limited Partner Interests owned by such Tag-along Limited Partner, and the Selling Partner shall (subject to the rights of any other participating Tag-along Limited Partner) thereafter be free to sell to the Proposed Transferee the Limited Partner Interests identified in the Sale Notice at a per percentage price that is no greater than the applicable set forth in the Sale Notice and on other terms and conditions which are not in the aggregate materially more favorable to the Selling Partner than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Limited Partners.

(g)       Conditions of Sale.

(i)        Each Limited Partner participating in the Tag-along Sale shall receive the same consideration per percentage of Limited Partner Interest after deduction of such Limited Partner’s proportionate share of the related expenses in accordance with 8.4(i) below.

(ii)       Each Tag-along Limited Partner shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Partner makes or provides in connection with the Tag-along Sale; provided, that each Tag-along Limited Partner shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Limited Partner Interests, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Limited Partner, and other matters relating to such Tag-along Limited Partner, but not with respect to any of the foregoing with respect to any other Limited Partners or their Limited Partner Interests; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Selling Partner and each Tag-along Limited Partner severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Partner and each Tag-along Limited Partner, in each case in an amount not to exceed the aggregate proceeds received by the Selling Partner and each such Tag-along Limited Partner in connection with the Tag-along Sale.

(h)       Cooperation. Each Tag-along Limited Partner shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Partner, but subject to 8.4(g)(ii).

(i)        Expenses. The fees and expenses of the Selling Partner incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Limited Partners (it being understood that costs incurred by or on behalf of a Selling Partner for its sole benefit will not be considered to be for the benefit of all Tag-along Limited Partners), to the extent not paid or reimbursed by the Partnership or the Proposed Transferee, shall be shared by the Selling Partner and all the participating Tag-along Limited Partners on a pro rata basis, based on the consideration received by each such Limited Partner; provided, that no Tag-along Limited Partner shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(j)        Consummation of Sale. The Selling Partner shall have sixty (60) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Partner than those set forth in the Tag-along Notice (which such 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Partner has not completed the Tag-along Sale, the Selling Partner may not then effect a Transfer that is subject to this 8.4 without again fully complying with the provisions of this 8.4.

(k)        Transfers in Violation of the Tag-along Right. If the Selling Partner sells or otherwise Transfers to the Proposed Transferee any of its Limited Partner Interests in breach of this 8.4, then each Tag-along Limited Partner shall have the right to sell to the Selling Partner, and the Selling Partner undertakes to purchase from each Tag-along Limited Partner, the percentage of Limited Partner Interests of each applicable class or series that such Tag-along Limited Partner would have had the right to sell to the Proposed Transferee pursuant to this 8.4, for an amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Limited Partner Interests from the Selling Partner, but without indemnity being granted by any Tag-along Limited Partner to the Selling Partner; provided, that nothing contained in this 8.4(k) shall preclude any Limited Partner from seeking alternative remedies against such Selling Partner as a result of its breach of this 8.4. The Selling Partner shall also reimburse each Tag-along Limited Partner for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Limited Partner’s rights under this 8.4(k).

ARTICLE IX

DURATION AND TERMINATION

9.1       Duration. The Partnership shall terminate and be dissolved in the event that the General Partner has not entered into a definitive agreement to acquire the Company by December 31, 2018, on the fifteenth anniversary of the Initial Closing Date, or at such earlier date as set forth in Section 9.3; provided, that the Term of the Partnership may be extended in the reasonable discretion of the General Partner for up to three additional one-year periods as required for the Partnership to achieve its purposes or to allow for an orderly termination and liquidation of the Partnership’s investments; provided, further, that the Term of the Partnership shall be terminated and the Partnership shall be dissolved upon a sale of substantially all of the Partnership’s assets.

9.2       Omitted.

9.3       Early Termination of the Partnership. Disinterested Limited Partners holding at least 66-2/3% of the Disinterested Limited Partner Interests may terminate the Partnership by delivering a written notice to the General Partner to such effect within 30 days after notice of the occurrence of any of the following events: (i) the General Partner or the Investment Manager has been convicted of fraud, embezzlement or a similar felony involving misappropriation of funds in connection with the business of the Partnership or the Company; (ii) the General Partner (A) files a voluntary petition in bankruptcy, (B) is involuntarily dissolved and commences its winding up, or (C) consents to or acquiesces to the appointment of a trustee, receiver or liquidator of the General Partner in connection with a receivership or bankruptcy proceeding; (iii) the General Partner has entered against it an order for relief in a federal bankruptcy proceeding which order is not stayed, vacated or dismissed within 120 days; (iv) the General Partner has either (a) breached any of its material fiduciary duties to the Partnership under applicable law or (b) materially breached this Agreement and such breach is not cured within 30 days (or in the process of being cured within 30 days and is cured within 90 days) after receipt by the General Partner of written notice with respect thereto from Limited Partners holding at least a majority of the Disinterested Limited Partner Interests; or (v) the General Partner has been determined by a court a competent jurisdiction to have been grossly negligent or willfully malfeasant with respect to the Partnership and such gross negligence or willful malfeasance has a material and adverse effect on the conduct of the Partnership’s business (each individually, a “Cause Event”); provided that Disinterested Limited Partners holding at least 66-2/3% of the Disinterested Limited Partner Interests may instead designate a successor General Partner and continue the Partnership rather than terminate the Partnership.

9.4       Liquidation of the Partnership.

(a)       Liquidation. Upon termination and dissolution, the Partnership shall be liquidated in an orderly manner in accordance with the provisions of this Agreement and the Delaware Partnership Act. The General Partner shall be the liquidator to wind up the affairs of the Partnership pursuant to this Agreement or, if the General Partner is not able to act as the liquidator or the Partnership has been terminated by either of the Principals or Limited Partners pursuant to Section 9.3, a liquidator previously designated by the General Partner shall act as such, provided that a majority in interest of Disinterested Limited Partners may appoint an alternative liquidator. The General Partner or liquidator shall use reasonable efforts to sell all securities which are not Freely Tradable Securities prior to the termination and dissolution of the Partnership.

(b)       Final Allocation and Distribution. Following termination and dissolution of the Partnership (whether pursuant to Section 9.1 or otherwise) and upon liquidation and winding up of the Partnership, the General Partner shall make a final allocation of all items of income, gain, loss and expense in accordance with Article III hereof, and the Partnership’s liabilities and obligations to its creditors shall be paid or adequately provided for prior to any distributions to the Partners. After payment or provision for payment of all liabilities and obligations of the Partnership, the remaining assets, if any, shall, subject to the second to the last sentence of Section 3.3(b), be distributed among the Partners as provided in Article IV hereof.

(c)       Clawback of Tax Distributions After Shortfall. (i) Notwithstanding anything to the contrary in this Agreement, upon the final distribution of the assets of the Partnership (a “Clawback Event”), if there have been any Tax Distributions which have not been offset by subsequent distributions of Carried Interest as provided in Section 4.3(b) (such outstanding Tax Distributions, the “Shortfall”), then the General Partner shall return to the Partnership, on a cumulative basis and without duplication, an amount equal to the lesser of (A) the Shortfall or (B) the Usable Tax Loss Benefit (the lesser of the two being termed the “Clawback Amount”).

(ii)       The following procedure will be used to calculate the Usable Tax Loss Benefit. The “Applicable Hypothetical Entity” will be a hypothetical taxable individual residing in Milton, Massachusetts with no income except as arising under this Agreement and as described in the next sentence. The Applicable Hypothetical Entity is assumed to own 100% of the General Partner and the general partners or similar managing entity (e.g., managing member) of any underlying fund managed by the General Partner which engage in or receive income or gains or losses from investment management activity or the owning of investments. For the purposes of calculating its income, the Applicable Hypothetical Entity shall disregard expenses for compensation (salary, bonus, guaranteed payments, benefits, etc.) in excess of $450,000 (adjusted upwards by 5% for each subsequent year) per partner (for Brian R. Kahn and Andrew M. Laurence) per year. The independent tax accountants of the General Partner will calculate two hypothetical tax returns for the Applicable Hypothetical Entity: one which makes appropriate use of any losses (of whatever tax character) resulting from the allocation of loss under this Agreement or any losses recognized as a result of the termination of this Agreement, and a second return which omits such losses. For the avoidance of doubt, no losses allocated to the Applicable Hypothetical Entity under this Agreement in the years prior the Clawback Event shall be included in the second return described above. The independent tax accountant shall make note of the amount of losses so utilized in the applicable year.

(iii)      The amount by which the cash taxes payable by the Applicable Hypothetical Entity calculated including the losses is less than the cash taxes payable by the Applicable Hypothetical Entity disregarding the losses shall be called the “Usable Tax Loss Benefit.” To the extent such losses would not give rise to a corresponding Usable Tax Loss Benefit in the year of the Clawback Event, similar computations shall be made in each succeeding calendar year until the earlier of (A) such time as such Tax Losses have given rise to Usable Tax Loss Benefits (B) such time at which the Shortfall has been fully returned to the Partnership or (C) 3 full taxable years following the date of termination and dissolution of the Partnership (and for the avoidance of doubt, not including the year in which the termination and dissolution of the Partnership occurs). The hypothetical tax return for each subsequent year shall assume the use of the noted losses in prior hypothetical years. In no event shall the cumulative amount returned to the Partnership exceed 100% of the cumulative amount of all Tax Distributions made to the General Partner by the Partnership.

(iv)      The amount of Usable Tax Loss Benefit payable to the Partnership will be paid within thirty (30) days following the earlier of (A) the actual U.S. Federal filing tax date by the General Partner for the year in question, or (B) the normal U.S. Federal filing tax deadline of the applicable year, including any automatic extensions.

(v)       To the extent that the Clawback Amount is not paid in full upon the occurrence of the Clawback Event, the General Partner and any Affiliate (or successor entity or person, as the case may be) shall, upon request, provide the Partnership with information reasonably sufficient to verify that the calculations described above are accurate in all material respects

ARTICLE X

VALUATION OF ASSETS

10.1     Normal Valuation. Whenever the value of any Partnership asset or property is to be determined for the purpose of making distributions or allocations pursuant to this Agreement or for any other Partnership purpose, such determination shall be made by the General Partner consistent with the provisions of Financial Accounting Standards Board Accounting Standards Codification 820, “Fair Value Measurements” (as the same may be modified in the future and including any successor codification, “ASC 820”).

10.2     Omitted.

ARTICLE XI

BOOKS OF ACCOUNTS; MEETINGS

11.1     Books. The Partnership shall maintain complete and accurate books of account of the Partnership’s affairs at the Partnership’s principal office or the offices of the Partnership’s third party administrator, which books shall be open to inspection, by any Partner (or its authorized representative) at any time during ordinary business hours following reasonable prior notice.

11.2     Fiscal Year. The fiscal year of the Partnership shall be the calendar year, unless otherwise determined by the General Partner.

11.3     Reports. The General Partner or Investment Manager shall furnish the Limited Partners:

(a)       within 45 days after the end of each of the first three fiscal quarters of each fiscal year, an unaudited quarterly financial statement for the Partnership for such quarter showing the Partnership’s estimated net asset value and the estimated amount, if any, of UBTI earned by the Partnership during such fiscal quarter;

(b)       within 120 days after the end of each fiscal year, financial statements for the Partnership for such year (audited by a firm of independent certified public accountants of recognized national standing that is registered and subject to inspection by the Public Company Accounting Oversight Board, selected by the General Partner and conducted in accordance with generally accepted auditing standards and accounting principles generally accepting in the United States) beginning with the initial period ending on the first December 31 after the Initial Closing Date; and

(c)       within 90 days after the end of each fiscal year, the Partnership’s tax return, including Schedule K-1, which shall state the amount, if any, of UBTI earned by the Partnership during such fiscal year.

In addition to the documents described in this Section 11.3, at the Partnership’s expense the General Partner shall furnish (i) to each ERISA Partner that so requests, on the date of the Partnership’s first investment in the Company and, thereafter, as of a date within each of the Partnership’s annual valuation periods succeeding the date of the Partnership’s first investment in the Company, a certificate from the Partnership evidencing its compliance with the VCOC exception or another exception or exemption from “plan assets” treatment under the ERISA or the Plan Asset Regulations and (ii) to each Limited Partner as promptly as practicable such additional information concerning the Partnership, distributions by the Partnership, and valuations of Partnership assets and investments as such Limited Partner may reasonably request from time to time. In addition thereto, in the event of a change of accountants by the Partnership, the General Partner shall request that such accountants promptly send a written notice to each Limited Partner stating that there are no circumstances connected with their replacement which they consider should be brought to the attention of the Limited Partners or, if such circumstances exist, a statement of such circumstances.

11.4     Omitted.

11.5     Tax Allocation.

(a)       All income, gains, losses, deductions and credits of the Partnership shall be allocated, for federal, state and local income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts, except that if any such allocation for tax purposes is not permitted by the Code or other applicable law, the Partnership’s subsequent income, gains, losses, deductions and credits shall be allocated among the Partners for tax purposes so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)       If any Partner is treated for income tax purposes as realizing ordinary income because of receipt of his or her Partnership interest (whether or not under §83 of the Code or any similar provisions of any law, rule or regulation or any other applicable law, rule, regulation or doctrine) and the Partnership is entitled to any offsetting deduction, the Partnership’s deduction shall be allocated among the Partners in such manner as to, as nearly as possible, offset such ordinary income realized by such Partner.

(c)       Notwithstanding any other provision of this Agreement, if a Partner unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation §1.704-1(b)(2)(ii)(d)(4), (5) or (6) which gives rise to a negative Capital Account (or which would give rise to a negative Capital Account when added to expected adjustments, allocations or distributions of the same type), such Partner shall be allocated items of income and gain in an amount and manner sufficient to eliminate such deficit balance as quickly as possible; provided, that the Partnership’s subsequent income, gains, losses, deductions and credits shall be allocated among the Partners so as to achieve as nearly as possible the results that would have been achieved if this Section 11.5(c) had not been in this Agreement, except that no such allocation shall be made which would violate the provisions or purposes of Treasury Regulation §1 .704-1 (b).

11.6     Partnership Representative. The General Partner shall be designated on the Partnership’s annual Federal information tax return, and have full powers and responsibilities as the “Partnership Representative” of the Partnership for the purposes of Code § 6223 and the Treasury Regulations thereunder. The General Partner may, in its absolute discretion, appoint a different Partnership Representative and replace the Partnership Representative from time to time. The Partnership Representative shall have sole authority to take such actions on behalf of the Partnership in any and all proceedings with the Internal Revenue Service and other tax authorities as it, in its reasonable business judgment, deems to be in the best interests of the Partnership without regard for whether such actions result in a settlement of tax matters favorable to some Partners and adverse to other Partners. The Partnership Representative shall hire such attorneys, accountants and other professionals at Partnership expense as it deems appropriate to determine and defend the positions taken by the Partnership for tax purposes, and shall be entitled to be reimbursed by the Partnership for all costs and expenses incurred in connection with any such proceeding and to be indemnified by the Partnership (solely out of Partnership assets) with respect to any action brought against it in connection with the settlement of any such proceeding.

11.7   Audit Procedures. “11.7Audit Procedures” For purposes of this Section 11.7, unless otherwise specified, all references to provisions of the Code shall be to such provisions as enacted by the Bipartisan Budget Act of 2015 as such provisions may subsequently be modified:

(a)       In its capacity as the Partnership’s designated “partnership representative” within the meaning of Code § 6223 and without limiting any other authority granted under this Agreement, the Partnership Representative shall have sole authority to act on behalf of the Partnership for purposes of Subchapter C of Chapter 63 of the Code and any comparable provisions of state or local income tax laws.

(b)       If the Partnership qualifies to elect pursuant to Code Section 6221(b) to have Subchapter C of Chapter 63 of the Code not apply to any federal income tax audits and other proceedings, the Partnership Representative shall have discretionary authority to cause the Partnership to make such election.

(c)       If any “partnership adjustment” (as defined in Code Section 6241(2)) is determined with respect to the Partnership, the Partnership Representative shall determine whether to file a petition in Tax Court, cause the Partnership to pay the amount of any such adjustment under Code Section 6225, or make the election under Code Section 6226.

(d)       If any “partnership adjustment” (as defined in Code Section 6241(2)) is finally determined with respect to the Partnership and the Partnership Representative has not caused the Partnership to make the election under Code Section 6226, then (i) the Limited Partners shall take such actions requested by the Partnership Representative, including filing amended tax returns and paying any tax due in accordance with Code Section 6225(c)(2); (ii) the Partnership Representative shall use commercially reasonable efforts to make any modifications available under Code Section 6225(c)(3), (4) and (5); and (iii) any “imputed underpayment” (as determined in accordance with Code Section 6225) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Limited Partners of the Partnership for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the adjustment and any associated interest and penalties are borne by the Partners based upon their interests in the Partnership for the reviewed year.

(e)        If any subsidiary of the Partnership (i) pays any partnership adjustment under Code Section 6225; (ii) requires the Partnership to file an amended tax return and pay associated taxes to reduce the amount of a partnership adjustment imposed on the subsidiary, or (iii) makes an election under Code Section 6226, the Partnership Representative shall cause the Partnership to make the administrative adjustment request provided for in Code Section 6227 consistent with the principles and limitations set forth in Sections 1(c)-(d) above for partnership adjustments of the Partnership, and the Limited Partners shall take such actions reasonably requested by the Partnership Representative in furtherance of such administrative adjustment request.

(f)        The obligations of each Limited Partner or former Limited Partner under this Section 11.7 shall survive the transfer or redemption by such Limited Partner of its Interest and the termination of this Agreement or the dissolution of the Partnership.

ARTICLE XII

CERTIFICATE OF LIMITED PARTNERSHIP; POWER OF ATTORNEY

12.1     Certificate of Limited Partnership. The General Partner has previously caused a Certificate of Limited Partnership within the meaning of the Delaware Partnership Act (the “Certificate”) to be filed and recorded in the office of the Secretary of State of the State of Delaware and, promptly following the execution and delivery of this Agreement by the Partners, to the extent required by applicable law, the General Partner shall cause the Certificate, to be filed in the appropriate place in each state in which the Partnership may hereafter establish a place of business, but the Partnership shall not be obligated to provide the Limited Partners with a copy of any amendment to or restatement of the Certificate. The General Partner shall also cause to be filed, recorded and published, such statements, notices, certificates, statements or other instruments required by any provision of any applicable law which governs the formation of the Partnership or the conduct of its business from time to time.

12.2     Power of Attorney. Each of the undersigned does hereby constitute, appoint and grant to the General Partner, and each person who is or hereafter becomes a general partner of the General Partner, full power to act without the others, as its true and lawful representative and attorney-in-fact, in its name, place and stead, to make, execute, sign, acknowledge and deliver or file (in each case, so long as such person continues to be a general partner): (a) the Certificate, (b) any amendment to, modification to, restatement of, or cancellation of the Certificate, (c) all instruments, documents and certificates which may from time to time be required by any law to effectuate, implement and continue the valid and subsisting existence of the. Partnership, and (d) all ‘instruments, documents and certificates which may be required to effectuate the dissolution and termination of the Partnership. The powers of attorney granted herein shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, disability or dissolution of a Limited Partner. Without limiting the foregoing, the powers of attorney granted herein shall not be deemed to constitute a written consent of any Limited Partner for purposes of Section 13.1.

ARTICLE XIII

MISCELLANEOUS

13.1     Amendments. This Agreement may be amended only by the written consent of the General Partner and the Partners representing at least a majority of the Limited Partner Contributions; provided, that no amendment will be valid as to any Limited Partner which alters or modifies Section 7.1 (to the extent that such amendment alters or modifies the limited liability of any Limited Partner), Section 12.2, this Section 13.1, or which increases or decreases such Limited Partner’s Capital Contribution, without the written consent of such Limited Partner; provided, further, that no amendment which would alter the provisions of Sections 6.4 or 6.5 and which would materially and adversely affect any Limited Partner’s interest shall be valid without the consent of Partners representing at least a majority of the Limited Partner Contributions materially and adversely affected by such amendment. Notwithstanding anything in this Agreement to the contrary, this Agreement may be amended by the General Partner in order to cure any ambiguity, provide clarity or to correct or supplement any provision herein which may be defective or inconsistent with any other provisions herein or in a manner which does not materially and adversely affect any current Limited Partner without such Limited Partner’s consent. The Partnership shall use reasonable efforts to provide to the Partners copies of each amendment to the Agreement within 30 days after the date of such amendment.

13.2     Successors. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the Partners and their legal representatives, heirs, successors and assigns.

13.3     Governing Law; Severability. This Agreement shall be construed in accordance with the laws of the State of Delaware, and, to the maximum extent possible, in such manner as to comply with all the terms and conditions of the Delaware Partnership Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

13.4     Notices. All notices, demands and other communications to be given and delivered under or by reason of provisions under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, sent by telecopy or express overnight courier service, or mailed by first class mail, return receipt requested, to the addresses or telecopy numbers set forth in their Subscription Agreement or to such other address or telecopy number as has been indicated to the General Partner.

13.5     Legal Counsel. Each Partner hereby agrees and acknowledges that:

(a)        The General Partner has retained Davis Gillett Mottern & Sims LLC to represent the General Partner in connection with the formation of the Partnership and may retain Davis Gillett Mottern & Sims LLC in connection with the operation of the Partnership, including making, holding and disposing of investments.

(b)       Davis Gillett Mottern & Sims LLC represents the General Partner and Investment Manager and does not and will not represent the Partnership itself or the Limited Partners in connection with the formation of the Partnership or the offering of Limited Partner Interests, the management or operation of the Partnership or with respect to any dispute which may arise between the Partnership itself or the Limited Partners on one hand and the General Partner and/or the Partnership on the other (the “Partnership Legal Matters”), and the Partnership will not have independent legal counsel. Each Limited Partner will, if it wishes counsel on a Partnership Legal Matter, retain its own independent counsel with respect thereto and will pay all fees and expenses of such independent counsel.

13.6     Entire Agreement. Except as otherwise agreed by a Limited Partner and the General Partner in writing, this Agreement, together with the documents expressly referred to herein (including, for the avoidance of doubt, each Limited Partner’s Subscription Agreement), each as amended or supplemented from time to time, constitutes the entire agreement among the parties hereto with respect to the subject matter herein or therein, and supersedes any prior agreement or understanding among the parties hereto; provided, that the General Partner, on its own behalf or on behalf of the Partnership, without any further act, approval or vote of any Partner, may enter into side letters or other writings (“Side Letters”) with certain Limited Partners which shall have the effect of establishing rights under, or altering or supplementing, the terms of, and shall be deemed included in, this Agreement or any Subscription Agreement with respect to such Limited Partner. For example (and without limitation), such Side Letters may provide for waiver of the minimum commitment, special rights to additional information about the Partnership (including information about portfolio investments), payment of a management fee, and reduced or rebated Carried Interest. The parties hereto agree that any rights established, or any terms of this Agreement or of any Subscription Agreement altered or supplemented in a Side Letter with a Limited Partner shall govern solely with respect to such Limited Partner (but not any of such Limited Partner’s assignees or transferees unless so specified in such Side Letter) notwithstanding any other provision of this Agreement.

13.7     Miscellaneous. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all of such counterparts together shall constitute one agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in any of the masculine, the feminine or the neuter gender shall include the masculine, feminine and neuter.

13.8     No Third Party Beneficiaries. No person or entity which is not a party hereto shall have any rights or obligations pursuant to this Agreement except as provided in Article VII.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

General Partner:
VINTAGE RODEO GP, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

Limited Partners:

Each subscriber who signs a Limited Partnership Agreement

Signature Page in the form attached to such subscriber’s

Subscription Agreement and who is accepted as a Limited

Partner by the General Partner shall become a party to this

Agreement and a Limited Partner.

Vintage Rodeo, L.P.

Amendment Agreement

to

Subscription Agreement and Questionnaire

Vintage Rodeo GP, LLC

4705 S. Apopka Vineland Rd.

Suite 206

Orlando, Florida 32819

Ladies and Gentlemen:

The undersigned (“Investor”) has previously delivered to Vintage Rodeo GP, LLC, as the general partner (the “General Partner”) of Vintage Rodeo, L.P. (the “Partnership”), a Subscription Agreement and Questionnaire (the “Subscription Agreement”) and the Limited Partnership Agreement of the Partnership (the “LPA”) each dated May 24, 2018. Investor hereby consents to modifications of the terms of the Subscription Agreement, the amendment and restatement of the LPA in the form attached as Appendix A and the revision of the Offering Conditions set forth in the Subscription Agreement:

1.             The Partnership is offering its common limited partnership interests (“Common Interests”) and up to $170,000,000 of 13% preferred limited partnership interests (the “Preferred Interests”) in an aggregate amount of up to $710,000,000, provided that no sale of Common Interests or Preferred Interests will occur and the General Partner shall not call for payments of Contribution Amounts (as defined in the Subscription Agreement) until the following conditions (the “Offering Conditions”) have been satisfied:

Condition 1: The execution and delivery of an Agreement and Plan of Merger (as the same may be amended, modified or restated in accordance with the terms thereof, the “Merger Agreement”), by and among Vintage Rodeo Parent, LLC, a Delaware limited liability company (“Parent”), Vintage Rodeo Acquisition, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and the Target Company;

Condition 2: The General Partner has accepted aggregate subscriptions payable in cash for at least $610,000,000 of Common Interests and Preferred Interests, of which up to $170,000,000 may be Preferred Interests, by the termination date specified in the Merger Agreement (initially 6 months with 2 potential 3-month extensions, the “Offering Termination Date”), provided that the minimum cash Offering amount may be reduced to the extent a lesser cash amount is required pursuant to the Guarantee (as defined below);

Condition 3: The execution and delivery by the Partnership to the Target Company of the Equity Commitment Letter (as defined in the Merger Agreement) and the execution and delivery by the General Partner to the Target Company of a limited guarantee (the “Guarantee”) of certain of Parent’s and Merger Sub’s obligations under the Merger Agreement and the Transaction Documents (as defined in the Merger Agreement), in form and substance acceptable to the Target Company;

Condition 4: The satisfaction, or waiver by Parent, Merger Sub or the Target Company, as applicable, of the conditions to Parent’s, Merger Sub’s or the Target Company’s obligations to consummate the transactions contemplated by the Merger Agreement; and

Condition 5: Prior to the Closing (as defined in the Merger Agreement) and subject to the occurrence of the Closing (the “Contribution Date”), all of the holders of issued and outstanding equity interests (“Buddy’s Interests”) of Buddy’s Newco, LLC, a Delaware limited liability company (“Buddy’s”), shall have transferred and conveyed to the Partnership all of their Buddy’s Interests such that the Partnership shall be the sole owner of the Buddy’s business in exchange for an aggregate of $100,000,000 of Common Interests (the “Buddy’s Contribution”);

2.             This agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted, construed and enforced in accordance with the substantive laws of State of Delaware without regard to the conflicts of law principles thereof. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, (a) such term or other provision shall be fully separable, (b) this letter agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated by this letter agreement is not affected in any manner materially adverse to any party or such party expressly waives its rights in writing under this letter agreement with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this letter agreement are fulfilled to the fullest extent possible.

3.             In the event of any inconsistency between this agreement and the terms and conditions of the Subscription Agreement, the terms and conditions of this agreement shall control.

4.             This agreement is solely for the benefit of the parties hereto, and will not be assignable by any party without the prior written consent of the other parties; provided that this agreement shall be binding upon and inure to the benefit of any transferee/assignee to whom all or any part of the Investor’s limited partnership interest in the Partnership is transferred as permitted by the terms of the Partnership Agreement and this letter agreement. The Partnership agrees that if the General Partner is no longer the general partner of the Partnership, any substitute or replacement general partner, as a condition to becoming a general partner of the Partnership, shall be required to execute an instrument acknowledging its binding obligations under this letter agreement.

5.             This agreement, together with the Subscription Agreement and the amended and restated LPA, represent the entire agreement of the parties with respect to the subject matter thereof. This agreement may not be amended except in writing by a subsequent written agreement executed by all parties hereto that expressly references this letter. This agreement may be signed in multiple counterparts. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

If you are in agreement with the terms of this letter agreement and consent to the amendment and restatement of the LPA in the form attached as Appendix A, please forward an executed copy of this letter agreement to the undersigned.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

 2

Very truly yours,

VINTAGE RODEO, L.P.

By:	Vintage Rodeo GP, LLC, General Partner

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

VINTAGE RODEO GP, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Manager

VINTAGE CAPITAL MANAGEMENT, LLC

By:	/s/ Brian R. Kahn
Name: Brian R. Kahn
Title: Managing Member

Accepted and agreed to as of
the date first above written:

B. RILEY FINANCIAL, INC.

By:	/s/ Bryant Riley
Name: Bryant Riley
Title: CEO